Exhibit 10.1

EXECUTION COPY

$50,000,000

CREDIT AGREEMENT

Dated as of February 12, 2010

Among

GEOKINETICS HOLDINGS USA, INC.,

as Borrower,

ROYAL BANK OF CANADA,

as Administrative Agent and Collateral Agent,

THE OTHER LENDERS PARTY HERETO

and

RBC CAPITAL MARKETS*
as Sole Lead Arranger and Bookrunner

*                                        RBC Capital Markets is the global brand name for the corporate and investment banking businesses of Royal Bank of Canada and its affiliates.

Geokinetics Holdings USA, Inc. - Credit Agreement

i

SCHEDULES

1	—	Guarantors
2	—	Collateral Documents for Initial Credit Extension
1.01A	—	Existing Indebtedness
1.01B	—	Foreign Subsidiaries
1.01C	—	Immaterial Subsidiaries
2.01	—	Revolving Credit Commitments
5.03	—	Governmental Authorizations and Filings
5.06	—	Litigation
5.07(b)(i)	—	Owned Real Property
5.07(b)(ii)	—	Leased Real Property
5.07(b)(iii)	—	Leased Real Property Subject to Collateral Access Agreements
5.08	—	Collateral Filings and Perfection Matters
5.09(a)	—	Environmental Compliance Exceptions
5.09(b)	—	Hazardous Material Release
5.09(c)	—	Remedial Actions
5.09(d)	—	Environmental Permits
5.09(e)	—	Environmental Liabilities
5.10(b)	—	Taxes
5.11(a)	—	Compliance with ERISA
5.13	—	Subsidiaries and Other Equity Investments
5.16	—	Intellectual Property, Licenses
6.14	—	Mortgaged Properties
7.01(b)	—	Existing Liens
11.02	—	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A-1	—	Loan Notice
B	—	Prepayment Notice
C	—	Note
D	—	Compliance Certificate
E	—	Assignment and Assumption
F	—	Guaranty
G-1	—	Pledge and Security Agreement
G-2	—	Copyright Security Agreement
G-3	—	Trademark Security Agreement
H	—	Opinion of New York and Texas Counsel to Loan Parties
I	—	Officer’s Certificate
J	—	Perfection Certificate
K	—	Executed Collateral Trust and Intercreditor Agreement

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of February 12, 2010, among GEOKINETICS HOLDINGS USA, INC., a Delaware corporation (the “Company” or the “Borrower”), ROYAL BANK OF CANADA (“Royal Bank”), as Administrative Agent and Collateral Agent and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

1.             Geokinetics Inc. (the “Parent”) intends to acquire (the “Acquisition”) all of the outstanding units of substantially all of the assets of the onshore seismic acquisition and multi-client library business of Petroleum Geo-Services ASA and certain of its subsidiaries (the “Acquired Business”).  To effect the Acquisition, (i) the Company has raised gross cash proceeds of $294,279,000 from the issuance of $300,000,000 of its 9.75% Senior Secured Notes due 2014 (the “Senior Notes”), and (ii) the Parent will then consummate the transactions pursuant to that certain Acquisition Agreement, dated as of December 3, 2009 (the “Acquisition Agreement”), among the Parent and certain subsidiaries of the Parent, Petroleum Geo-Services ASA and the other sellers party thereto and immediately following the Acquisition, the Acquired Business will be owned by one or more wholly-owned subsidiaries of the Parent.

2.             The Company has requested that simultaneously with the consummation of the Acquisition, the Lenders extend credit to the Borrower in the form of Revolving Credit Commitments (as defined below) in an aggregate principal amount of $50,000,000 (the “Revolving Credit Facility”).  The Revolving Credit Facility may include one or more letters of credit issued from time to time in accordance with the terms hereof.

3.             The proceeds of (i) the Senior Notes and (ii) equity raised by the Parent will be used to finance the Acquisition and the Transaction Expenses, to refinance certain existing Indebtedness of the Parent and the Company and for working capital and other general corporate purposes.  The proceeds of the loans made under the Revolving Credit Facility made after the Closing Date will be used for working capital and other general corporate purposes of the Borrower and its subsidiaries, including capital expenditures and the financing of permitted acquisitions.  Letters of credit will be used for general corporate purposes of the Borrower and its subsidiaries.

4.             The Lenders have indicated their willingness to lend, and the L/C Issuer (as defined below) has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01          Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounting Principles” means the accounting principles utilized in the preparation and presentation of the management statements, the Unaudited Financial Statements and the Pro Forma Financial Statements.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, historical EBITDA of such Acquired Entity or Business as certified by a Responsible Officer of the Borrower, which historical EBITDA shall be calculated in a manner consistent with the definition of Consolidated Adjusted EBITDA herein (but without giving effect to any Pro Forma Adjustments) and to be based on financial statements for such Acquired Entity or Business prepared in accordance with GAAP and with such other adjustments and add-backs as the Borrower may reasonably propose subject to the Administrative Agent’s reasonable satisfaction with such other adjustments and add-backs.

“Acquired Entity or Business” means, for any period, any Person, property, business or asset acquired by the Parent or any Subsidiary, to the extent not subsequently sold, transferred or otherwise disposed of by the Borrower or such Subsidiary during such period.

“Acquisition” has the meaning specified in the Preliminary Statements to this Agreement.

“Acquisition Agreement” has the meaning specified in the Preliminary Statements to this Agreement.

“Administrative Agent” means, subject to Section 10.13, Royal Bank, in its capacity as administrative agent under the Loan Documents, or any successor administrative agent appointed in accordance with Section 10.09.

“Administrative Agent’s Office” means, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Agent Parties” has the meaning set forth in Section 11.02(f).

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Collateral Trustee and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Agreement Currency” has the meaning specified in Section 11.17.

“Antitrust Laws” means the Sherman Act, the Clayton Act, Heart-Scott Rodino Act, the Federal Trade Commission Act, in each case, as amended, and all other federal, state and foreign statutes, rules regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Applicable Lending Office” means for any Lender, such Lender’s office, branch or affiliate designated for Eurodollar Rate Loans, Base Rate Loans, L/C Advances or Letters of Credit, as applicable, as notified to the Administrative Agent and the Borrower or as otherwise specified in the Assignment and Assumption pursuant to which such Lender became a party hereto, any of which offices may, subject to Section 3.01(e) and Section 3.02, be changed by such Lender upon 10 days’ prior written notice to the Administrative Agent and the Borrower; provided, that, for the purposes of the definition of “Excluded Taxes” and Section 3.01, any such change shall be deemed an assignment made pursuant to an Assignment and Assumption.

“Applicable Margin” shall mean a percentage per annum equal to, (a) during the period from and including the Closing Date to but excluding the Initial Financial Statement Delivery Date, (A) for Eurodollar Rate Loans, 5.25% and (B) for Base Rate Loans, 4.25% and (b) thereafter, the following percentages per annum, based upon the Total Leverage Ratio as set forth in the most recent certificate received by the Administrative Agent pursuant to Section 6.01(b):

Pricing Level	Total Leverage Ratio	Applicable Margin for Eurodollar Rate Loans	Applicable Margin for Base Rate Loans
1	Greater than or equal to 2.50:1.00	5.50%	4.50%
2	Greater than or equal to 2.00:1.00 but less than 2.50:1.00	5.25%	4.25%
3	Greater than or equal to 1.50:1.00 but less than 2.00:1.00	5.00%	4.00%
4	Less than 1.50:1.00 but greater than or equal to 1.00:1.00	4.75%	3.75%
5	Less than 1.00:1.00	4.50%	3.50%

Any increase or decrease in the Applicable Margin resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date Section 6.01 Financials are delivered to the Administrative Agent pursuant to Sections 6.01(a) and 6.01(b); provided that at the option of the Required Lenders, the highest Pricing Level (as set forth in the table above) shall apply as of the first Business Day after the date on which Section 6.01 Financials were required to have been delivered but have not been delivered pursuant to Section 6.01 and shall continue to so apply to and including the date on which such Section 6.01 Financials are so delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply).

In the event that the Administrative Agent and the Borrower determine that any Section 6.01 Financials previously delivered were incorrect or inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a different Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower shall as soon as practicable deliver to the Administrative Agent the correct Section 6.01 Financials for such Applicable Period, (ii) the Applicable Margin shall be determined as if the Pricing Level for such different Applicable Margin were applicable for such Applicable Period, and (iii) either, as applicable, (x) the Administrative Agent shall apply any excess Applicable Margin previously paid by the Borrower as a credit against the next payment of accrued interest due by the Borrower, or (y) the Borrower shall within 3 Business Days of demand thereof by the Administrative Agent pay to the Administrative Agent any accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement.  This paragraph shall not limit the rights of the Administrative Agent and Lenders with respect to Section 2.08(b) and Article VII.

“Appropriate Lender” means, at any time, (a) with respect to Revolving Credit Loans, the Lenders and (b) with respect to any Letters of Credit, (i) the relevant L/C Issuer and (ii) the Lenders.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Assignees” has the meaning specified in Section 11.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Audited Financial Statements” means the audited balance sheets of the Parent for the fiscal year ended December 31, 2008 and the related audited statements of income and cash flows of the Parent for the fiscal years ended December 31, 2008.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Available Amount” means, in respect of any Letter of Credit, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Base Amount” has the meaning specified in Section 7.16.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a)           3.0% per annum;

(b)           The higher of:

(i)            The Prime Rate and

(ii)           ½ of 1% per annum above the Federal Funds Rate; and

(c)           the Eurodollar Rate (as determined pursuant to the definition thereof but without regard to the LIBOR Floor specified therein) for an Interest Period of one month in effect on such day plus 1%.

“Base Rate Loan” means a Loan that bears interest at a rate based on the Base Rate.

“Borrower” has the meaning specified in the preamble to this Agreement.

“Borrowing” means a borrowing consisting of Revolving Credit Loans of the Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the province or state where the Administrative Agent’s Office is located and in the State of New York; provided, that, if such day relates to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, Business Day also means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank market.

“Capital Expenditures” means, for any Person for any period, the sum of, without duplication, (a) all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a consolidated balance sheet of such Person or have a useful life of more than one year plus (b) the aggregate principal amount of all Indebtedness (including Capitalized Lease Obligations) assumed or incurred in connection with any such expenditures; provided, that, Capital Expenditure shall not include:

(i)            expenditures made with the proceeds of the Disposal of any property that are reinvested in accordance with Section 2.05(b)(i); and

(ii)           expenditures made by the Parent or any of its Subsidiaries with proceeds received from any seller (or any Affiliate thereof or any other Person who has agreed to make indemnification payments thereunder) in respect of any Permitted Acquisition pursuant to any indemnification provisions set forth in the purchase agreement, merger agreement, acquisition agreement or similar agreement in respect of such Permitted Acquisition, to the extent such proceeds are actually applied to remedy the specific event or circumstance giving rise to the claim for indemnification or to replace or repair the specific fixed or capital asset subject to such indemnification claim.

In addition, for purposes of this definition, the purchase price of equipment that is purchased simultaneously with (x) the trade-in of existing equipment or (y) insurance proceeds, condemnation awards or other settlement proceeds in respect of lost, destroyed, damaged or condemned assets, equipment or other property shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less, (1) in the case of the foregoing clause (x), the credit granted by the seller of such equipment for the equipment being traded in at such time or (2) in the case of the foregoing clause (y), the amount of such proceeds.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease.

“Capitalized Leases” means all leases that are required to be, in accordance with GAAP, recorded as capitalized leases on the balance sheet (excluding footnotes thereto) of such Person.

“Cash Collateral” has the meaning specified in Section 2.15.

“Cash Collateral Account” has the meaning specified in Section 2.15.

“Cash Collateralize” has the meaning specified in Section 2.15.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Parent or any Subsidiary:

(1)           Dollars and the Dollar equivalent of any foreign currency;

(2)           securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality of the foregoing the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;

(3)           time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is a commercial bank organized under the laws of (x) the United States of America, any state thereof or the District of Columbia or (y) any other country that is a member of the Organization for Economic Cooperation and Development, so long as such bank is acting through a branch or agency located in the United States and (ii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 12 months from the date of acquisition thereof;

(4)           securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof and rated at least “Prime-1” (or the equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case, with maturities of not more than 12 months from the date of acquisition thereof; provided, that, at any time such securities do not meet the foregoing rating requirements, such securities shall be reinvested in other investments constituting Cash Equivalents within 15 days of any such ratings change;

(5)           commercial paper in an aggregate amount of no more than $2,000,000 per issuer and $5,000,000 in the aggregate outstanding at any time, issued by any Person and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case, with maturities of not more than 12 months from the date of acquisition thereof; provided, that, at any such issuer fails to meet the foregoing rating requirements, such commercial paper shall be reinvested in commercial paper or other investments constituting Cash Equivalents within 15 days of any such ratings change;

(6)           Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that are rated at least Aa or AA by Moody’s or S&P, respectively, and the portfolios of which are limited predominantly to Dollars and to Investments of the character, quality and maturity described in clauses (2), (3), (4) and (5) (but in the case of investments of the type specified in clause 5 above, without regard to the cap amounts specified therein) of this definition.

“Cash Management Bank” means any Lender or any Affiliate of a Lender providing treasury, depository and/or cash management services to the Parent or any Subsidiary or conducting any automated clearing house transfers of funds.

“Cash Management Obligations” means obligations owed by the Parent or any Subsidiary to any Lender or any Affiliate of a Lender in respect of any overdraft and related liabilities arising from treasury, depository or cash management services or any automated clearing house transfers of funds.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means an entity that is a controlled foreign corporation of the Borrower under Section 957 of the Code.

“Change in Law” shall mean (a) the adoption of any law, treaty, order, policy, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any guideline, request or directive issued or made after the date hereof by any central bank or other Governmental Authority (whether or not having the force of law).

“Change of Control” means the earliest to occur of:

(a)   the Company ceasing to be a direct Wholly-owned Subsidiary of the Parent;

(b)   at any time Continuing Directors shall not constitute at least a majority of the Board of Directors of the Parent;

(c)   any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than thirty-five percent (35%) of the then outstanding voting stock of the Parent other than the Principals; or

(d)   a “change of control” or any comparable term under, and as defined in, the Senior Indenture (or in the documentation governing any Permitted Refinancing of such Indebtedness) or any documentation governing any Indebtedness for borrowed money of any Loan Party or any Subsidiary of the Borrower with an aggregate outstanding principal amount in excess of $5,000,000.

“Closing Date” means the date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and Treasury regulations promulgated and rulings issued thereunder.

“Collateral” means all the “Collateral” as defined in any Collateral Document and shall include the Mortgaged Properties, if any.

“Collateral Agent” means Royal Bank, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent appointed in accordance with Section 10.09.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)           the Collateral Trustee shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01(a)(iii) or pursuant to Section 6.11 or Section 6.13 at such time, duly executed by each Loan Party thereto;

(b)           all Obligations shall have been unconditionally guaranteed (the “Guarantees”) by the Parent and each Wholly-owned Material Subsidiary (other than a CFC or any Subsidiary that is directly or indirectly owned by a CFC) including, as of the Closing Date, those that are listed on Schedule 1 hereto (each, a “Guarantor”) and such guarantees shall be substantially in the form of Exhibit F; provided, that, with respect to any Subsidiary that is not Wholly-owned, the obligation to provide a Guarantee shall be subject to any limitations or prohibitions arising under constituent documents, any shareholder or joint venture agreement, or applicable law relating to the granting of Guarantees; and provided, further, that such guarantor shall use commercially reasonable efforts and shall take all reasonable actions necessary or desirable to remedy any such limitations or restrictions in the grant of such Guarantees;

(c)           the Obligations and the Guarantees shall have been secured by a first priority security interest in (i) all the Equity Interests of any direct or indirect Subsidiary of the Borrower (other than any Subsidiary that is directly or indirectly owned by a CFC), (ii) 66% of the issued and outstanding voting Equity Interests and 100% of the non-voting Equity Interests of each Wholly-owned Subsidiary that is a CFC and that is directly held by the Borrower or by any Subsidiary of the Borrower (other than another CFC) and (iii) 100% of the Equity Interests of any Subsidiary that is a Foreign Subsidiary (other than a CFC) that is directly held by the Borrower or by any Subsidiary of the Borrower (other than any Subsidiary that is a CFC or that is directly or indirectly owned by a CFC) and, in each case, the Collateral Trustee shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank; provided, that, in the case of clauses (ii) and (iii) hereof, (A) the pledge of any shares in respect of any Subsidiaries that are not Wholly-owned Subsidiaries shall be limited to the shares actually owned by the applicable pledgor and (B) with respect to any Subsidiary that is not Wholly-owned, the obligation to grant security shall be subject to any limitations or prohibitions arising under the constituent documents, any shareholder or joint venture agreement or applicable Law relating to the grant of security; and provided, further, that, with respect to the foregoing clause (B), such grantor shall use commercially reasonable efforts and shall take all reasonable actions necessary or desirable to remedy any such limitations or restrictions in the grant of such pledge;

(d)           the Obligations and the Guarantees shall have been secured by a first-priority security interest in all Indebtedness of the Borrower and each Subsidiary that is owing to any

Loan Party and any such Indebtedness owing to a Loan Party by any Non-Loan Party shall be evidenced by a promissory note or an instrument and shall have been pledged pursuant to the applicable Collateral Document, and the Collateral Trustee shall have received all such promissory notes or certificated instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank;

(e)           except to the extent otherwise provided hereunder or under any Collateral Document, the Obligations and the Guarantees shall have been secured by a perfected first priority security interest (other than in the case of mortgages, to the extent such security interest may be perfected by delivering certificated securities and stock powers endorsed in blank, filing Uniform Commercial Code financing statements in the appropriate jurisdictions, delivering appropriate account control agreements in respect of pledged accounts or making any necessary filings with the United States Patent and Trademark Office or United States Copyright Office) in, and mortgages on, substantially all tangible and intangible assets of the Borrower and each other Guarantor (including but not limited to accounts receivable, inventory, machinery and equipment, investment property, cash, intellectual property, other general intangibles, owned and leased real property and proceeds of the foregoing).

(f)            the Administrative Agent shall have received a Perfection Certificate from each Loan Party;

(g)           none of the Collateral shall be subject to any Liens other than Liens permitted by Section 7.01; and

(h)           The Administrative Agent shall have received the Mortgages with respect to all real property required to be delivered pursuant to Section 6.11 or Section 6.13 at such time as set forth therein (the “Mortgaged Properties”), together with:

(i)            Evidence that counterparts of the Mortgages with respect to the Mortgaged Properties have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices as necessary to create a valid first and subsisting Lien on the property described therein in favor of the Collateral Trustee for the benefit of the Secured Parties along with a check in the amount of all filing and recording taxes and fees;

(ii)           With respect to any fee-owned real property that has a fair market value in excess of $3,000,000, fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”) in form and substance, together with such endorsements that are reasonably required by the Administrative Agent and which lenders typically receive in the jurisdiction where the Mortgaged Property is located, issued by title insurers acceptable to the Administrative Agent and insuring the Mortgages to be valid first and subsisting Liens on the real property described therein, in a customary form in the jurisdiction where the Mortgaged Property is located free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, except as expressly permitted by Section 7.01;

(iii)          With respect to any fee-owned real property that has a fair market value in excess of $3,000,000, American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, dated no more than 90 days before the date of delivery of such surveys, certified to the Administrative Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the States in which the real property described in such surveys is located, showing no material defects except as permitted by Section 7.01 and otherwise acceptable to the Administrative Agent;

(iv)          Satisfactory evidence of insurance required to be maintained pursuant to Section 6.07, or otherwise required by the terms of the Mortgages, in respect of Mortgaged Properties;

(v)           With respect to any fee-owned real property that has a fair market value in excess of $3,000,000, favorable opinions of local counsel for the Loan Parties (i) in states or provinces in which the real properties are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent and (ii) in states in which the Loan Parties to the Mortgages are organized or formed, with respect to the valid existence, corporate power and authority of such Loan Parties in the granting of the Mortgages, in form and substance reasonably satisfactory to the Administrative Agent; and

(vi)          Such consents and agreements of other third parties, such estoppel letters and other confirmations, and such other evidence and other actions that, in each case, the Administrative Agent and the Collateral Trustee may reasonably deem necessary in order to create valid and subsisting Liens on the property described in the Mortgages has been taken.

Notwithstanding the foregoing, no pledge of any shares or Collateral and no Guarantee shall be required to be given by any such pledgor or grantor that is a Foreign Subsidiary to the extent (1) prohibited by applicable Law or (2) where the grant of such security, pledge or Guarantee would result in a significant risk to the directors or officers of such grantor, pledgor or Guarantor of contravention of their fiduciary duties and/or criminal or civil liability to such directors or officers; provided, that in each of the foregoing clauses (1) and (2), such grantor, pledgor or guarantor or the officers and directors thereof, as applicable, shall use commercially reasonable efforts and shall take all reasonable actions necessary or desirable to remedy any such limitations or restrictions and make the granting of such security interests, Guarantee or pledge of Collateral feasible.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or surveys with respect to, particular assets if and for so long as the Administrative Agent determines in its reasonable discretion that the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

The Administrative Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

Notwithstanding anything to the contrary included in this definition, delivery of only the items listed on Schedule 2 hereto shall be a condition precedent to the Initial Credit Extension.

“Collateral Access Lease” means any individual lease of any real property under which any Loan Party or any Subsidiary thereof is the lessee on which equipment, inventory and fixtures with a fair value of not less than $500,000 individually or in the aggregate are stored or located.  As of the Closing Date, the leases set forth on Schedule 5.07(b)(iii) comprise all Collateral Access Leases of the Loan Parties and their Subsidiaries.

“Collateral Documents” means, collectively, the Pledge and Security Agreement, the Trademark Security Agreement, the Copyright Security Agreement, the Collateral Trust and Intercreditor Agreement, the Mortgages (if any), collateral assignments, Intellectual Property Security Agreement Supplements, security agreements, pledge agreements, account control agreements or other similar agreements delivered to the Collateral Trustee and the Lenders pursuant to Section 4.01(a)(iii) (except with respect to Mortgages), Section 6.11 or Section 6.13, the Guaranty and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of the Collateral Trustee for the benefit of the Secured Parties.

“Collateral Trust and Intercreditor Agreement” means the Collateral Trust and Intercreditor Agreement, dated as of December 23, 2009 and attached hereto as Exhibit K, among the Company, the Parent, the other Guarantors, U.S. Bank National Association, as trustee under the Senior Indenture, the Administrative Agent, the other Priority Debt Representatives (as defined therein), and U.S. Bank National Association, as Collateral Trustee.

“Collateral Trustee” means U.S. Bank National Association, solely in its capacity as collateral trustee under the Collateral Trust and Intercreditor Agreement and any other the Loan Document, or any successor collateral trustee.

“Commitment Fee” has the meaning provided in Section 2.09(a).

“Communications” has the meaning specified in Section 11.02(e).

“Company” has the meaning specified in the Preliminary Statements.

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Adjusted EBITDA” means, for any period, (i) the sum of (without duplication, including for purposes of determining Consolidated Net Income), determined on a consolidated basis for such Person and its Subsidiaries in each case, to the extent deducted in determining Consolidated Net Income for such period:

(a)          Consolidated Net Income (or net loss),

(b)         consolidated interest expense in accordance with GAAP,

(c)          taxes based on income,

(d)         non-cash unrealized net losses under any permitted Swap Contracts,

(e)          Consolidated Depreciation and Amortization Expense,

(f)            expenses related to the Transaction to the extent not capitalized,

(g)         any one-time non-cash charges in connection with a Permitted Acquisition or permitted Investments,

(h)         any (1) one-time non-cash expenses; or (2) charges incurred in connection with the issuance, exercise, cancellation or appreciation of options and other equity grants in respect of Equity Interests,

(i)             to the extent decreasing consolidated net income for such period, any extraordinary items in accordance with GAAP, and

(j)             other non-recurring, non-cash charges and non-cash losses in respect of unrealized currency translations, in each case, deducted in arriving at Consolidated Net Income;

(ii)           minus the sum of

(a)          non-cash credits included in arriving at such Consolidated Net Income (or net loss),

(b)         non-cash unrealized net gains in respect of permitted Swap Contracts, and

(c)          other non-cash extraordinary gains to the extent included in calculating Consolidated Net Income.

For purposes of the Financial Covenants, Consolidated Adjusted EBITDA for the first fiscal three quarters of the Fiscal Year ended 2009 shall be $20,800,000, $36,600,000 and $23,400,000, respectively.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a)           consolidated cash interest expense of such Person and its Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) all cash commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (ii) the cash interest component of Capitalized Lease Obligations, and (iii) net cash payments, if any, made (less net payments, if any, received) pursuant to interest rate obligations under any Swap Contracts with respect to Indebtedness and excluding, (1) penalties and interest relating to taxes, (2) any additional cash interest owing pursuant to any registration rights agreement with respect to securities, (3) any expensing of bridge, commitment and other financing fees, (4)  any interest expense associated with the Parent’s Series C Preferred Stock or any other Equity Interest or hybrid security that is determined to constitute Indebtedness in accordance with GAAP and (5) any accretion of accrued and unpaid interest on discounted liabilities); less

(b)           cash interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP.

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of such Person and its Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effect of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transaction or any Permitted Acquisition), consisting of Indebtedness for borrowed money, obligations in respect of Capitalized Leases and debt obligations evidenced by promissory notes or similar instruments; provided, that, Consolidated Total Debt shall exclude Indebtedness in respect of (i) all letters of credit except (x) to the extent of unreimbursed amounts thereunder and (y) in respect of the L/C Exposure of any Defaulting Lender to the extent not Cash Collateralized, (ii) Parent’s Series C Preferred Stock and any other Equity Interest or hybrid security of the Parent that is determined to constitute Indebtedness in accordance with GAAP and (iii) obligations under Swap Contracts.

“Continuing Directors” means the directors, managers or equivalent body of the Parent on the Closing Date, as elected or appointed after giving effect to the Acquisition and the other transactions contemplated hereby, and each other director, manager or equivalent body, if, in each case, such other director’s, manager’s or equivalent body’s nomination for election to the board of directors, board of managers or other governing body of the Parent is recommended by a majority of the then Continuing Directors.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate”.

“Copyright Security Agreement” means the Copyright Security Agreement executed by certain Loan Parties substantially in the form of Exhibit G-2.

“Credit Extension” means each of the following:  (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or any similar foreign, federal or state law for the relief of debtors from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Margin applicable to Base Rate Loans plus (c) 2.0% per annum; provided, that, with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any

Applicable Margin) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Agent” means an Administrative Agent that is a Defaulting Lender.

“Defaulting Lender” means any Lender that (a) (i) has failed to fund any portion of the Revolving Credit Loans or participations in L/C Obligations required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, (ii) has notified the Borrower, the Administrative Agent and the L/C Issuer that it does not intend to comply with its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other existing agreements under which it has an obligation to extend credit, (iii) failed, within one (1) Business Day after request by the Administrative Agent, to provide written confirmation that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, (iv) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, or (v) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding and (b) solely for purposes of Section 2.14, (i) any Lender described in the preceding clause (a) and (ii) as determined by the Administrative Agent and the L/C Issuer, as applicable, in their reasonable discretion, any Lender that (A) is in default of its obligations under any other existing credit or loan documentation under which it has a commitment to extend credit or (B) has an imminent prospect of becoming a Defaulting Lender, as determined by the Administrative Agent or L/C Issuer, as applicable, on a factually supportable basis upon the current market or financial condition of such Lender at the time of such determination.

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, historical EBITDA of such Sold Entity or Business as certified by a Responsible Officer of the Borrower, which historical EBITDA shall be calculated in a manner consistent with the definition of Consolidated Adjusted EBITDA herein (but without giving effect to any Pro Forma Adjustments) and to be based on financial statements for such Sold Entity or Business prepared in accordance with GAAP and subject to the Administrative Agent’s reasonable satisfaction that such Disposed EBITDA is calculated in such manner.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale of Equity Interests and any Sale Leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided, that, no transaction or series of related transactions shall be considered a “Disposition” for purposes of Section 2.05(b)(iii) or Section 7.05 unless the Net Cash Proceeds resulting from such transaction shall exceed $10,000 individually and $250,000 per Fiscal Year.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Revolving Credit Commitments and all outstanding Letters of Credit), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests; provided, that, if such

Equity Interests are issued pursuant to a plan for the benefit of employees of the Parent, the Company or any of its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Parent, the Company or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than an individual) approved by the Administrative Agent, the L/C Issuer, and, unless an Event of Default has occurred and is continuing, the Borrower (which consent shall not be unreasonably withheld or delayed).

“Environmental Laws”  means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, common law, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health and safety as it relates to any Hazardous Material or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health and safety as it relates to any Hazardous Material or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and Treasury regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Loan Party and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations at any facility of any Loan Party or ERISA Affiliate as described in Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan, notification of any Loan Party or ERISA Affiliate concerning the imposition of withdrawal liability or notification that a Multiemployer Plan is insolvent or is in reorganization within the meaning of Title IV of ERISA (or that is in endangered or critical status, within the meaning of Section 305 of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (g) on or after the effectiveness of the Pension Act, a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code); or (h) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Pension Plan.

“Eurodollar Rate” shall mean, for any Interest Period with respect to any Eurodollar Rate Loan, an interest rate per annum equal to the product of (a) LIBOR in effect for such Interest Period and (b) Statutory Reserves

Where,

“LIBOR” means, for any Interest Period with respect to any Eurodollar Rate Loan, the highest of:

(a)           2.0% per annum (“Libor Floor”),

(b)           the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the LIBOR01 screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or

(c)           if the rates referenced in the preceding subsection (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period.

“Statutory Reserves” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate, or other fronting office making or holding a Loan) is subject for Eurodollar Liabilities (as defined in Regulation D of the FRB).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Rate Loans shall be deemed to constitute Eurodollar Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D.  Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 9.01.

“Excess Amount” has the meaning specified in Section 7.16.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Rate” means on any day with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 12:00 noon (New York time) on such day on the Reuters Fedspot page for such currency; in the event that such rate does not appear on any Reuters page, the Exchange Rate shall be determined by the Administrative Agent to be the rate quoted by it at the spot rate purchased by it of U.S. Dollars with Euros through its principal foreign exchange trading office at approximately 12:00 noon on the date as of which the foreign computation is made.

“Excluded Taxes” means, (a) with respect to each Agent and each Lender, taxes (including any additions to tax, penalties and interest) imposed on its overall net income or net profits (including any branch profits or franchise taxes imposed in lieu thereof) by the jurisdiction (or any political subdivision thereof) under the Laws of which such Agent or such Lender, as the case may be, is resident or deemed to be resident, is organized, maintains an Applicable Lending Office, or carries on business or is deemed to carry on business (other than a jurisdiction in which such Agent or such Lender would not have been treated as carrying on business but for its execution or delivery of any Loan Document or its exercise of its rights or performance of its obligations thereunder) to which such payment relates and (b) any withholding tax that is imposed by the United States on amounts payable to a Lender under the law in effect at the time such Lender becomes a party to this Agreement (or, in the case of a Participant, on the date such Participant became a Participant hereunder) or is attributable to a Lender’s or Participant’s failure or inability to comply with Section 3.01(f); provided, that, this clause (b) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender (or Participant)

would be entitled to receive (without regard to this clause (b)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender (or Participant) would have been entitled to receive in the absence of such assignment, participation or transfer or (y) any Tax is imposed on a Lender in connection with an interest or participation in any Loan or other obligations that such Lender was required to acquire pursuant to Section 2.13 or that such Lender acquired pursuant to Section 3.07(b) (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Lender or Participant (i) as a result of a Change in Law occurring after the time such Lender became a party to this Agreement (or designates a new lending office) or such Participant acquires its participation shall not be an Excluded Tax) and (ii) as a result of a change in circumstances (such as a Lender or Participant’s change in its jurisdiction of organization, but not a change in circumstances made at the request of the Borrower), other than a Change in Law, with respect to such Lender or Participant after the time such Lender became a party to this Agreement (or designates a new lending office) or such Participant acquires its participation, shall be considered an Excluded Tax but only to the extent such withholding tax would have been imposed on such Lender or Participant and would have been an Excluded Tax under such circumstances at the time such Lender became a party to this Agreement (or designated a new lending office) or such Participant acquired its participation.

“Existing Indebtedness” means Indebtedness of the Company or any of its Subsidiaries outstanding immediately prior to the Closing Date and listed on Schedule 1.01A hereto.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including, without limitation, income tax refunds, pension plan reversions, proceeds of insurance (including, without limitation, any key man life insurance, but excluding proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustment received in connection with any purchase agreement.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the Fee Letter dated December 2, 2009 (or as of such date) between the Borrower and Royal Bank, as amended, supplemented or otherwise modified from time to time.

“Financial Covenants” means the covenants set forth in Sections 7.13 , 7.14 and 7.15.

“Fiscal Year” means the fiscal year of the Parent and its Subsidiaries ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio” means, for any period, in each case for the Parent and its Subsidiaries on a consolidated basis, the ratio of (a) Consolidated Adjusted EBITDA for the applicable Test Period, minus Maintenance Capital Expenditures and cash tax payments during such Test Period to (b) the sum of (i) Consolidated Interest Expense during such Test Period plus (ii) scheduled repayments of principal amounts of Indebtedness for such Test Period whether or not actually paid during such Test Period.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to or by, or entered into with, any Loan Party or any Subsidiary with respect to employees outside the United States.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower which is not a Domestic Subsidiary as identified on Schedule 1.01B hereto.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Fee” has the meaning specified in Section 2.03(g).

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” means any nation or government, any state, provincial, territorial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Granting Lender” has the meaning specified in Section 11.07(h).

“Guarantee” has the meaning specified in the definition of “Collateral and Guarantee Requirement”.

“Guarantee Obligations” means, with respect to any Person, any obligation or arrangement of such Person to guarantee or intended to guarantee any Indebtedness or other payment obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement other than to non-affiliated vendors in the ordinary course of business, (c) any liabilities with recourse to the Parent or its Subsidiaries in such Person’s capacity as a general partner in any partnership or (d) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof.  The amount of any Guaranteed Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranteed Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guaranteed Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Guarantors” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Guaranty” means, collectively, (a) the Guarantee and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.11.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, mold, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that is a Lender, a Lead Arranger or an Affiliate of the foregoing at the time it enters into a Secured Hedge Agreement, in its capacity as a party thereto.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Immaterial Subsidiary” means, at any date of determination, each Subsidiary of the Borrower that has been designated by the Borrower in writing to the Administrative Agent as an “Immaterial Subsidiary” for purposes of this Agreement (and not redesignated as a Material Subsidiary as provided below), provided, that, (a) for purposes of this Agreement, at no time shall (i) the Total Assets of all Immaterial Subsidiaries, in the aggregate, at the last day of the most recent Test Period be equal to or exceed 2.5% of the Total Assets of the Borrower and its Subsidiaries at such date or (ii) the gross revenues for such Test Period of all Immaterial Subsidiaries, in the aggregate, equal or exceed 2.5% of the consolidated gross revenues of the Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP, (b) the Borrower shall not designate any new Immaterial Subsidiary if such designation would not comply with the provisions set forth in clause (a) above, and (c) if the Total Assets or gross revenues of all Subsidiaries so designated by the Borrower as “Immaterial Subsidiaries” (and not redesignated as “Material Subsidiaries”) shall at any time exceed the limits set forth in clause (a) above, then all such Subsidiaries shall be deemed to be Material Subsidiaries unless and until the Borrower shall redesignate one or more Immaterial Subsidiaries as Material Subsidiaries, in each case in a written notice to the Administrative Agent, and, as a result thereof, the total assets and gross revenues of all Subsidiaries still designated as “Immaterial Subsidiaries” do not exceed such limits.  The Borrower’s Immaterial Subsidiaries as of the Closing Date are identified on Schedule 1.01C hereto.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (excluding trade payables not overdue by more than 90 days and incurred in the ordinary course of business of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under Capitalized Leases that are properly classified as liabilities on a balance sheet of lessee prepared in accordance with GAAP, (f) all obligations of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests prior to the first anniversary of the Maturity Date, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all obligations of such Person in respect of Swap Contracts, valued at the Swap Termination Value thereof, (i) all Guarantee Obligations and Synthetic Debt of such Person, (j) all obligations of such Person in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by such Person in respect of letters of credit, bank guarantees or similar instruments related thereto and (k) all indebtedness and other payment obligations referred to in clauses (a) through (j) above of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations, provided that any such Indebtedness attributable thereto shall be limited to the fair market value of the property subject to such Lien.

“Indemnified Liabilities” has the meaning specified in Section 11.05.

“Indemnitees” has the meaning specified in Section 11.05.

“Information” has the meaning specified in Section 11.08.

“Initial Credit Extension” means the earlier to occur of the initial Borrowing and the initial issuance of a Letter of Credit hereunder.

“Initial Financial Statement Delivery Date” shall mean the date on which the financial statements required to be delivered to the Administrative Agent pursuant to Section 6.01(b) are delivered to the Administrative Agent under Section 6.01(b) for the first full fiscal quarter commencing after the Closing Date.

“Intellectual Property” has the meaning specified in Section 5.16.

“Intellectual Property Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Interest Coverage Ratio” means, with respect to any Test Period, in each case for the Parent and its Subsidiaries on a consolidated basis, the ratio of (a) Consolidated Adjusted EBITDA for such period to (b) Consolidated Interest Expense for such Test Period.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, that, if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each

March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two or three months and such other shorter interest period as may be permitted by the Lenders and the Administrative Agent, in each case as set forth by the Borrower in its Loan Notice; provided, that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Maturity Date.

“Investment” means, with respect to any Person, any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Indebtedness or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Indebtedness of the types referred to in clause (i) or (j) of the definition of “Indebtedness” in respect of such Person.  For purposes of covenant compliance, the amount of any Investments at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investments, net of any cash returns of principal or capital thereon (including any dividend, redemption or repurchase of equity that is accounted for, in accordance with GAAP, as a return of principal or capital) in respect of such Investment.

“Judgment Currency” has the meaning specified in Section 11.17.

“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the applicable Honor Date or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Exposure” means, with respect to any Lender at any time, its Pro Rata Share of the L/C Obligation at such time.

“L/C Issuer” means (i) Royal Bank or any of its Subsidiaries or affiliates, and (ii) any other Lender (or any of its Subsidiaries or affiliates) that becomes an L/C Issuer in accordance with Section 2.03(i) or Section 11.07(i); in the case of each of clause (i) or (ii) above, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligation” means, as at any date of determination, the aggregate maximum amount then available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts in respect of Letters of Credit, including all L/C Borrowings.

“Lead Arranger” means RBC Capital Markets in its capacity as a Lead Arranger under this Agreement.

“Lender” means any Revolving Credit Lender that may be a party to this Agreement from time to time and includes an L/C Issuer, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender”.

“Letter of Credit” means any letter of credit issued hereunder.  A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.

“Letter of Credit Commitment means, with respect to any L/C Issuer, the amount set forth opposite such L/C Issuer’s name on Schedule 2.01 hereto under the caption “Letter of Credit Commitment” or, if an L/C Issuer has entered into an Assignment and Assumption, set forth for such L/C Issuer in the Register maintained by the Administrative Agent pursuant to Section 11.07(d) as the L/C Issuers’ “Letter of Credit Commitment” as such amount may be reduced at or prior to such time pursuant to Section 2.05.  The total amount of the Letter of Credit Commitment shall not exceed the Letter of Credit Sublimit at any time.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Facility” means the revolving credit facility made available by the L/C Issuer pursuant to Section 2.03.

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $20,000,000 and (b) the aggregate available amount of the Revolving Credit Commitments at such time.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Libor Floor” has the definition set forth in the definition of Eurodollar Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, deemed trust, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Credit Loan.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, (iv) each Letter of Credit Application, (v) the Perfection Certificates, (vi) the Fee Letter and (vii) each Secured Hedge Agreement, in each case as amended, amended and restated, supplemented, modified, extended, renewed, refinanced or replaced from time to time.

“Loan Notice” means a notice of a Borrowing, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, (i) the Borrower and (ii) the Guarantors.

“Maintenance Capital Expenditures” means, for any Person, Capital Expenditures of such Person made to maintain, operate and preserve in good repair, working order and condition such Person’s equipment, fixed assets, real property or improvements, in accordance with industry practice, Contractual Obligations and requirements of Law.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, condition (financial or otherwise), performance, or properties of the Parent and its Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which any of the Loan Parties is a party or (c) a material adverse effect on the rights and remedies of the Lenders or the Agents under any Loan Document.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party involving the aggregate consideration payable to or by such Person of $5,000,000 or more in any Fiscal Year or otherwise material to the business, condition (financial or otherwise), operations, performance, or properties of such Person and its Subsidiaries, taken as a whole.

“Material Subsidiary” means, at any date of determination, each Subsidiary of the Borrower that is not an Immaterial Subsidiary (but including, in any case, any Subsidiary that has been designated as a Material Subsidiary as provided in, or has been designated as an Immaterial Subsidiary in a manner that does not comply with, the definition of “Immaterial Subsidiary”).

“Maturity Date” means the third anniversary of the Closing Date; provided, that, if any such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means collectively, the deeds of trust, trust deeds, deeds of hypothec and mortgages creating and evidencing a Lien on a Mortgaged Property made by the Loan Parties in favor or for the benefit of the Collateral Trustee on behalf of the Secured Parties in form and substance reasonably satisfactory to the Collateral Trustee, executed and delivered pursuant to Section 4.01(a)(iii) (if applicable), Section 6.11 and Section 6.13.

“Mortgage Policies” has the meaning specified in paragraph (h)(ii) of the definition of “Collateral and Guarantee Requirement”.

“Mortgaged Properties” has the meaning specified in paragraph (h) of the definition of “Collateral and Guarantee Requirement”.

“Multiemployer Plan means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Cash Proceeds” means:

(a)           with respect to the Disposition of any asset by any Loan Party or any Subsidiary not permitted under clauses (a), (b), (c), (d), (e), (f), (g), (h), (i), (j) and (k) of Section 7.05 or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of any Loan Party or any Subsidiary) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), (B) the reasonable out-of-pocket fees and expenses actually incurred by the Loan Party or such Subsidiary in connection with such Disposition or Casualty Event (including, without limitation, reasonable attorney’s fees, consultant, brokerage and closing costs incurred in connection with such transaction), (C) taxes paid or reasonably estimated to be actually payable or that are actually accrued in connection therewith within the current tax year as a result of any gain recognized in connection therewith, and (D) a reasonable reserve (which reserve shall be deposited into a segregated deposit account in which the Collateral Trustee has a perfected, first priority security interest) for (i) any purchase price adjustment or (ii) any liabilities associated with such asset or assets and retained by the Loan Party or any Subsidiary after such sale or other Disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or any indemnification payments (fixed and contingent) attributable to the seller’s obligations to the purchaser undertaken by the Loan Party or any Subsidiary in connection with such sale, lease, transfer or other disposition (but excluding any purchase price adjustment or any indemnity that, by its terms, will not under any circumstances be made prior to the Maturity Date); provided, that, no proceeds of Dispositions of assets realized in any Fiscal Year shall be deemed to be Net Cash Proceeds hereunder until such proceeds exceed $500,000 in the aggregate for such Fiscal Year (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds);

(b)           with respect to the incurrence or issuance of any Indebtedness by any Loan Party or any Subsidiary not permitted under Section 7.03, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance over (ii) the investment banking fees, underwriting discounts, commissions, security filing registration or filing fees, costs and other out-of-pocket expenses and other customary expenses, incurred by the Loan Party or such Subsidiary in connection with such incurrence or issuance;

(c)           with respect to the sale or issuance of any Equity Interests by any Loan Party or Subsidiary (including, without limitation, the receipt of any capital contributions), the excess of (i) the sum of the cash and Cash Equivalents received in connection with such sale or issuance over (ii) the underwriting discounts and commissions or similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses, incurred by such Loan Party or Subsidiary in connection with such sale or issuance (including, without limitation, reasonable attorney’s fees, consultant, brokerage and closing costs incurred in connection with such transaction) to the extent such amounts were not deducted in determining the amount referred to in clause (i); provided, however, that Net Cash Proceeds shall not include any funds received in connection with the exercise of stock options granted to employees or directors of the Borrower or any of its Subsidiaries; and

(d)           with respect to any Extraordinary Receipt that is not otherwise included in clauses (a), (b) or (c) above, the sum of the cash and Cash Equivalents received in connection therewith.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP.

“Net Investment in Non-Loan Parties” means, as of any date a determination thereof is to be made, the difference between (i) the sum of the aggregate amount of all Restricted Payments and Investments made by the Non-Loan Parties in or to any of the Loan Parties, minus (ii) the sum of the aggregate amount of Restricted Payments and Investments made by the Loan Parties in or to any of the Non-Loan Parties, in each case determined on a cash basis consistent with past practice for the trailing, twelve month period ending on the last day of the most recent fiscal quarter for which Section 6.01 Financials have been delivered to the Administrative Agent.

“Non-Consenting Lender” has the meaning specified in Section 3.07(d).

“Non-Loan Party” means any Subsidiary of the Parent that is not a Loan Party.

“Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means a promissory note of the Borrower payable to any Lender or its assigns, in substantially the form of Exhibit C hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party or other Subsidiary arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any other Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (y) obligations of any Loan Party or any other Subsidiary arising under any Secured Hedge Agreement, and (z) Cash Management Obligations (as amended, amended and restated, supplemented, modified, extended, renewed, refinanced or replaced from time to time). Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of any of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit commissions, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party or any other Subsidiary under any Loan Document and (b) the obligation of any Loan Party or any other Subsidiary to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, declaration, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means (a) with respect to the Revolving Credit Loans on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Credit Extensions as a Borrowing) occurring on such date; and (b) with respect to any L/C Obligations on any date, the outstanding amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Borrowing) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Parent” has the meaning specified in the introductory paragraph to this Agreement.

“Participant” has the meaning specified in Section 11.07(e).

“Participant Register” has the meaning specified in Section 11.07(e).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor thereof).

“Pension Act” means the Pension Protection Act of 2006, as amended.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time since January 1, 2003.

“Perfection Certificate” means with respect to any Loan Party, a certificate substantially in the form of Exhibit J hereto, completed and supplemented with the schedules and attachments contemplated thereby to the satisfaction of the Collateral Agent and duly executed by a Responsible Officer of such Loan Party.

“Permitted Acquisition” has the meaning specified in Section 7.02(j).

“Permitted Refinancing” means, with respect to any Person, any modification (other than a release of such Person), refinancing, refunding, renewal or extension of any Indebtedness of such

Person; provided, that, (a) the principal amount (or accreted value, if applicable) thereof does not exceed an amount equal to the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended and as otherwise permitted under Section 7.03 (plus the amount of any reasonable fees, commissions, discounts and other costs and expenses associated with such refinancing, and any prepayment penalties or related costs), (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), at the time thereof, no Event of Default shall have occurred and be continuing, (d) to the extent such Indebtedness being so modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms no less favorable in any material respect to the Lenders as those contained in the documentation governing the Indebtedness being so modified, refinanced, refunded, renewed or extended, (e) if such modification, refinancing, refunding, renewal or extension relates to secured Indebtedness, such Indebtedness shall be secured on terms no less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being so refinanced, refunded, renewed or extended and (f) such modification, refinancing, refunding, renewal or extension is incurred (1) by the Person who is the obligor of the Indebtedness being so modified, refinanced, refunded, renewed or extended or (2) by a Loan Party who is not a Subsidiary of the original obligor.

“Permitted Sale Leaseback” means any Sale Leaseback consummated by any Loan Party or any Subsidiary after the Closing Date; provided, that, any such Sale Leaseback not between a Loan Party and another Loan Party shall be consummated for fair value as determined at the time of consummation in good faith by the Borrower or such Subsidiary.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) other than a Foreign Plan, established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pledge and Security Agreement” means, collectively, (a) the Pledge and Security Agreement executed by certain Loan Parties substantially in the form of Exhibit G-1 and (b) each Intellectual Property Security Agreement executed and delivered pursuant to Section 6.11.

“Prepayment Notice” means a notice of prepayment in respect of any voluntary or mandatory prepayment in substantially the form of Exhibit B.

“Prime Rate” means the rate of interest per annum announced by Royal Bank from time to time as its prime commercial lending rate for United States Dollar loans in the United States for such day. The Prime Rate is not necessarily the lowest rate that Royal Bank is charging any corporate customer.

“Principals” means Avista Capital Partners, L.P. and its Affiliates, Maple Leaf Partners, L.P. and its Affiliates, Kestrel Capital, L.P., Petroleum Geo-Services ASA and its Affiliates and Somerset Capital Partners, Steven A. Webster and William R. Ziegler.

“Pro Forma Adjustment” means, for any Test Period in which a Permitted Acquisition or Disposition has occurred, with respect to Consolidated Adjusted EBITDA, the pro forma increase or decrease in Consolidated Adjusted EBITDA associated with Acquired EBITDA or Disposed EBITDA, as the case may be, which pro forma increase or decrease are factually supportable and are expected to have a continuing impact, in each case, as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act, and subject to the Administrative Agent’s reasonable satisfaction that such adjustments comply with the requirements of regulation S-X.

“Pro Forma Balance Sheet” has the meaning specified in Section 5.05(a)(ii).

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test hereunder for an applicable period of measurement, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement (as of the last date in the case of a balance sheet item) in such test:  (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Borrower or any of its Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided, that, without limiting the application of the Pro Forma Adjustment pursuant to clause (A) above, the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with the definition of Consolidated Adjusted EBITDA and give effect to events (including operating expense reductions) that are (as determined by the Borrower in good faith) (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and its Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment.

“Pro Forma Financial Statements” has the meaning specified in Section 5.05(a)(ii).

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Credit Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided, that, if such Revolving Credit Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Public Lender” has the meaning specified in Section 11.02(h).

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Register” has the meaning specified in Section 11.07(d).

“Registered” means, with respect to Intellectual Property, issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Reportable Event” means with respect to any Plan any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Credit Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Total Facility Exposure; provided, that, the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer, controller, or other similar officer or a Person performing similar functions of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricting Information” has the meaning assigned to such term in Section 11.02(i).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in the Parent or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the holders of Equity Interests of the Parent or such Subsidiary.

“Revolving Credit Commitment” means, as to each Lender, its obligation to make Revolving Credit Loans to the Borrower pursuant to Section 2.01 or Section 2.03 as applicable, and (b) purchase participations in respect of Letters of Credit, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth, and opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The aggregate Revolving Credit Commitments of all Lenders shall be $50,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Revolving Credit Exposure” means, as to each Lender at any time, the sum of (a) the outstanding principal amount of all Revolving Credit Loans held by such Lender (or its Applicable Lending Office) and (b) such Lender’s L/C Exposure.

“Revolving Credit Facility” has the meaning specified in the preliminary statements to this Agreement.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment or that holds Revolving Credit Loans at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01.

“Royal Bank” means Royal Bank of Canada in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which any Loan Party or Subsidiary (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Section 6.01 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 6.01(a) or 6.01(b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 6.02(a).

“Secured Hedge Agreement” means any Swap Contract permitted under Section 7.03(f) that is entered into by and between any Loan Party or any Subsidiary and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Collateral Trustee, the Lenders, the Cash Management Banks, the Hedge Banks, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.13(a).

“Securities Act” means the Securities Act of 1933.

“Senior Indenture” means the Indenture dated as of December 23, 2009 by and among the Company, the Parent and US Bank National Association, as Trustee pursuant to which the Senior Notes have been issued.

“Senior Notes Documents” means the Senior Indenture, the Senior Notes, the Security Documents (as defined in the Senior Indenture) and any related document.

“Senior Notes” the $300,000,000 9.75% Senior Notes due 2014, issued by the Company pursuant to the Senior Notes Documents.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Parent and its Subsidiaries as of that date determined in accordance with GAAP.

“Sold Entity or Business” means any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Parent or any Subsidiary.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (i) the fair value of the property (for the avoidance of doubt, calculated to include goodwill and other intangibles) of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital; the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 11.07(h).

“Specified Remediation Plan” has the meaning set forth in Section 6.04(b).

“Specified Sites” has the meaning set forth in Section 6.04(b).

“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation that by the terms of this Agreement requires any of the financial ratios described in Sections 7.13 and 7.15 be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect”.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

“Supplemental Administrative Agent” has the meaning specified in Section 10.13(a) and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap

Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Swap Contracts, as reasonably determined by the Hedge Bank in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by the Hedge Bank.

“Synthetic Debt” means, with respect to any Person, without duplication of any clause within the definition of “Indebtedness,” all (a) obligations of such Person under any lease that is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes (i.e., a “synthetic lease”), (b) obligations of such Person in respect of transactions entered into by such Person, the proceeds from which would be reflected on the financial statements of such Person in accordance with GAAP as cash flows from financings at the time such transaction was entered into (other than as a result of the issuance of Equity Interests) and (c) obligations of such Person in respect of other transactions entered into by such Person that are not otherwise addressed in the definition of “Indebtedness” or in clause (a) or (b) above that are intended to function primarily as a borrowing of funds (including, without limitation, any minority interest transactions that function primarily as a borrowing).

“Taxes” has the meaning specified in Section 3.01(a).

“Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Parent ending on or prior to such date; provided, that, for purposes of determining Consolidated Interest Expense for the first three fiscal quarters ending after the Closing Date, (i) in the case of the first fiscal quarter ending after the Closing Date, “Test Period” shall refer to Consolidated Interest Expense for such fiscal quarter multiplied by four, (ii) in the case of the second fiscal quarter ending after the Closing Date, “Test Period” shall refer to Consolidated Interest Expense for the two most recently ended fiscal quarters multiplied by two and (iii) in the case of the third fiscal quarter ending after the Closing Date, “Test Period” shall refer to Consolidated Interest Expense for the three most recently ended fiscal quarters multiplied by 4/3.

“Threshold Amount” means $7,500,000.

“Total Assets” means the total assets of the Parent and its Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Parent delivered pursuant to Section 6.01(a) or (b) or, for the period prior to the time any such statements are so delivered pursuant to Section 6.01(a) or (b), the pro forma financial statements of the Parent giving effect to the Transaction.

“Total Facility Exposure” means the sum of (a) Total Outstandings (with the aggregate outstanding amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments.

“Total Leverage Ratio” means, with respect to any Test Period, in each case for the Parent and its Subsidiaries on a consolidated basis, the ratio of (a) Consolidated Total Debt as of the last day of such Test Period to (b) Consolidated Adjusted EBITDA of the Parent (after giving effect to any Pro Forma Adjustments) for such Test Period.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Trademark Security Agreement” means the Trademark Security Agreement executed by certain Loan Parties substantially in the form of Exhibit G-3.

“Transaction” means, collectively, (a) the Acquisition, (b) the entering into by the Loan Parties of the Loan Documents on the Closing Date, (c) the receipt of the gross proceeds by the Borrower from the issuance of the Senior Notes on the Closing Date, (d) the consummation of any other transactions in connection with the foregoing, and (e) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Transaction Expenses” means any fees or expenses incurred or paid by the Parent, the Company, or any Subsidiary in connection with the Transaction, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unaudited Financial Statements” means the unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of the Parent, for each fiscal quarter after December 31, 2008 ended at least forty-five (45) days before the Closing Date, previously delivered to the Administrative Agent.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any security interest in any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unused Revolving Credit Commitment” means the actual daily amount by which the aggregate Revolving Credit Commitment exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Usage” means at any time a fraction (expressed as percentage, carried out to the first decimal place), the numerator of which is the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations and the denominator of which is the amount of the Aggregate Commitments at such time.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly-owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability of a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02           Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           (i)  The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)           Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii)          The term “including” is by way of example and not limitation.

(iv)          The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(d)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03           Accounting Terms.  (a)  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)           Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Total Leverage Ratio, Fixed Charge Coverage Ratio and Interest Coverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

(c)           Where reference is made to “the Parent and its Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any subsidiaries of the Parent other than Subsidiaries.

Section 1.04           Rounding.  Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05           References to Agreements, Laws, Etc.  Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06           Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07           Timing of Payment or Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08           Currency Equivalents Generally.  (a)  Any amount specified in this Agreement (other than in Article II and Article XI or as set forth in paragraph (b) of this Section) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount be determined in a manner consistent with the definition of Exchange Rate.

(b)           For purposes of determining compliance under Sections 7.02, 7.05  and 7.06, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating net income in the Borrower’s annual financial statements delivered pursuant to Section 6.01(a); provided, however, that the foregoing shall not be deemed to apply to the determination of any amount of Indebtedness.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01           The Loans.            Subject to the terms and conditions set forth herein each Lender severally agrees to make (or cause its Applicable Lending Office to make) loans  (each such loan, a “Revolving Credit Loan”) from time to time, on any Business Day after the Closing Date until the Maturity Date with respect to the Revolving Credit Facility, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, that, after giving effect to any such Borrowing, (x) the Outstanding Amounts under the Revolving Credit Facility shall not exceed the Revolving Credit Facility and (y) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Credit Commitment in effect at such time.  Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.  Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

Section 2.02           Borrowings, Conversions and Continuations of Loans.  (a)  Each Borrowing, each conversion of Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable  notice to the Administrative Agent of such Borrowing, conversion or continuation of Eurodollar Rate Loans, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 12:00 noon (New York, New York time) (i) three (3) Business Days prior to the requested date of any Borrowing or continuation or conversion of Eurodollar Rate Loans (or any conversion of Base Rate Loans to Eurodollar Rate Loans) and (ii) one (1) Business Day before the requested date of any Borrowing of Base Rate Loans or any continuation or conversion of Eurodollar Rate Loans to Base Rate Loans.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof.  Except as provided in Section 2.03(c), each Borrowing of, continuation of or conversion to Base Rate Loans, shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Loan Notice shall specify, as applicable, (i) whether the Borrower is requesting a Borrowing or a conversion or continuation of Loans from one Type to the other, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.  For the avoidance of doubt, the Borrower and Lenders acknowledge and agree that any conversion or continuation of an existing Loan shall be deemed to be a continuation of that Loan with a converted interest rate methodology and not a new Loan.

(b)           Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a).  In the case of each Borrowing, each Appropriate Lender shall make (or cause its Applicable Lending Office to make) the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the Initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, that, if, on the date the Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to the Borrower as provided above.

(c)           Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith.  During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurodollar Rate Loans.

(d)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(e)           Anything in Subsection (a) to (d) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Loans for the first 30 days following the Closing Date (or until such earlier date as shall be specified in its sole discretion by the Administrative Agent in a written notice to the Borrower and the Lenders), and (ii) after giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type there shall not be more than five (5) Interest Periods in effect for all Borrowings unless otherwise agreed between the Borrower and the Administrative Agent.

(f)            The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

Section 2.03           Letters of Credit.  (a)  The Letter of Credit Commitments.

(i)            Subject to the terms and conditions set forth herein, (1) each L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (x) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars for the account of the Borrower (provided that any Letter of Credit may be for the account of any Subsidiary of the Borrower) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (y) to honor drafts under the Letters of Credit and (2) the Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03(a)(i); provided, that, no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if after giving effect to such L/C Credit Extension, (w) the Outstanding Amount under the Revolving Credit Facility would exceed the Revolving Credit Facility, (x) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit, (y) the Outstanding Amount of the L/C Obligations would exceed any L/C Issuer’s Letter of Credit Commitment or (z) the Revolving Credit Exposure of any Lender would exceed such Lender’s Revolving Credit Commitment.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)           An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such L/C Issuer is not otherwise compensated hereunder);

(B)           the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Required Lenders have approved such expiry date;

(C)           the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless (i) all the Lenders have approved such expiry date or (ii) if (a) the Borrower Cash Collateralizes the Outstanding Amount of such L/C Obligation on the Letter of Credit Expiration Date and (b) such requested Letter of Credit is on terms and conditions acceptable to the L/C Issuer;

(D)          the issuance of such Letter of Credit would violate any Laws binding upon such L/C Issuer; or

(E)           the Letter of Credit is to be denominated in a currency other than Dollars.

(iii)          An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto Renewal Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application together with a Loan Notice in respect of such L/C Advance, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 12:00 noon at least three (3) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer:  (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the expiry date thereof, which shall be not later than the earlier of (1) twelve months after the issuance date and (2) Letter of Credit Expiration Date; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (g) such other matters as the relevant L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii)           Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof.  Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the proposed issuance date, issue a Letter of Credit for the account of the Borrower or such Subsidiary, as the case may be, or enter into the applicable amendment, as the case may be.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees, to acquire from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii)          If the Borrower so requests in any applicable Letter of Credit Application, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided, that, any such Auto-Renewal Letter of Credit must permit the relevant L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, the Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such renewal.  If the Borrower elects not to renew an Auto-Renewal Letter of Credit beyond the then applicable expiry date, it shall given written notice to the relevant L/C Issuer not later than 10 Business Days prior to the Nonrenewal Notice Date of such Letter of Credit.  Once an Auto-Renewal Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, that, the relevant L/C Issuer shall not permit any such renewal if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone, followed promptly in writing, or in writing) on or before the day that is five (5) Business Days before the Nonrenewal Notice Date from the Administrative Agent or any Lender, as applicable, or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.  (i)  Upon receipt from the beneficiary of any Letter of Credit of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Borrower and the Administrative Agent thereof.  On the Business Day on which the Borrower shall have received notice of any payment by an L/C Issuer under a Letter of Credit (or, if the Borrower shall have received such notice later than 12:00 noon on any Business Day, on the immediately following Business Day) (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing in the currency in which such Letter of Credit was issued.  If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), the applicable currency, and the amount of such Appropriate Lender’s Pro Rata Share thereof.  In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Revolving Credit Commitments of the Appropriate Lenders, and subject to the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice).  Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided, that, the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Lender (including any such Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer at the applicable Administrative Agent’s Office for payments in an amount equal to its Pro Rata Share of any Unreimbursed Amount in respect of a Letter of Credit not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(v), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.

(iii)          With respect to any Unreimbursed Amount in respect of a Letter of Credit that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason (including due to failure of a Defaulting Lender to fund its Pro Rata Share of such Unreimbursed Amount to the extent not reimbursed or Cash Collateralized in accordance with Section 2.14), the Borrower shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)          Until each Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the relevant L/C Issuer.

(v)           Each Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, that, each Lender’s obligation to make Revolving Credit Loans (but not L/C Advances) pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)          If any Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the Federal Funds Rate.  A certificate of the relevant L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(vii)         If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with this Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to each Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent; provided, that, no such payments shall be distributed in respect of the Pro Rata Share of any Defaulting Lender that did not fund its participation obligations in respect of such Letter of Credit.

(viii)        If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate.

(d)           Obligations Absolute.  The obligation of the Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)           any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit; or

(vi)          any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided, that, the foregoing shall not excuse any L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential, punitive or special damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower to the extent such damages are determined by a final non-appealable judgment of a court of competent jurisdiction to have been caused by such L/C Issuer’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(e)           Role of L/C Issuers.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, that, this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (iii) of this Section 2.03(e); provided, that, anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit, in each case as determined by a final non-appealable judgment of a court of competent jurisdiction.  In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(f)            Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to the product of (i) the Applicable Margin for Revolving Credit Loans that are Eurodollar Rate Loans and (ii) the daily maximum amount then available to be drawn under such Letter of Credit; provided, that, Letter of Credit fees accrued with respect to any Pro Rata Share of any Letters of Credit during the period prior to the time any Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Administrative Agent so long as such Lender shall be a Defaulting Lender except to the extent that such Lender’s Pro Rata Share of the Letter of Credit fee shall otherwise have been due and payable to such Defaulting Lender prior to such time; and

provided, further, that no Letter of Credit fee shall accrue to any Defaulting Lender so long as such Lender shall be a Defaulting Lender.  Such letter of credit fees shall be computed on a quarterly basis in arrears and shall be payable on the last Business Day of each March, June, September and December and on the Maturity Date, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.

(g)           Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers.  The Borrower shall pay to the Administrative Agent, for the account of the L/C Issuer, a fronting fee (a “Fronting Fee”) with respect to each Letter of Credit issued by it equal to 0.25% per annum of the daily maximum amount then available to be drawn under such Letter of Credit.  Such fronting fees shall be computed on a quarterly basis in arrears and shall be payable on the last Business Day of each March, June, September and December and on the Maturity Date, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(h)           Conflict with Letter of Credit Application.  Notwithstanding anything else to the contrary in any Letter of Credit Application, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(i)            Addition of an L/C Issuer.  A Lender (or any of its Subsidiaries or affiliates) may become an additional L/C Issuer hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Lender.  The Administrative Agent shall notify the Lenders of any such additional L/C Issuer.

Section 2.04           [Reserved].

Section 2.05           Prepayments.  (a)  Optional Prepayments.  The Borrower may, upon delivery of a Prepayment Notice to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Credit Loans in whole or in part; provided, that, (1) such notice must be received by the Administrative Agent not later than 12:00 noon (New York, New York time) (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) one (1) Business Day prior to any date of prepayment of Base Rate Loans; (2) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; (3) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid.  The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.  Each prepayment of the Loans pursuant to this Section 2.05(a) shall be applied to the installments thereof as directed by the Borrower and shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares.   Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under this Section 2.05(a) if such prepayment would have resulted from a refinancing of the Revolving Credit Facility, which refinancing shall not be consummated or shall otherwise be delayed.

(b)           Mandatory Prepayments.  (i)  (A)  Subject to Section 2.05(b)(i)(B), if (x) the Borrower or any Subsidiary Disposes of any property or (y) any Casualty Event occurs, which in the aggregate results in the realization or receipt by the Borrower or such Subsidiary of Net Cash Proceeds, the Borrower shall make a prepayment, in accordance with Section 2.05(b)(i)(C), in an aggregate principal amount of Loans equal to 100% of all such Net Cash Proceeds realized or received; provided, that, no such prepayment shall be required pursuant to this Section 2.05(b)(i)(A) with respect to such portion of such Net Cash Proceeds that the Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 2.05(b)(i)(B) (which notice may only be provided if no Event of Default has occurred and is then continuing).

(B)           With respect to any Net Cash Proceeds realized or received with respect to any Disposition or any Casualty Event, at the option of the Borrower, the Borrower may reinvest all or any portion of such Net Cash Proceeds in assets useful for its business so long as (i) within twelve (12) months following receipt of such Net Cash Proceeds, either such proceeds shall have been reinvested or a definitive agreement for the purchase of such assets with such Net Cash Proceeds shall have been entered into (as set forth by the Borrower in its notice of reinvestment election) and (ii) if such agreement shall have been entered into within such twelve-month period, within 180 days after the expiration of such twelve-month period, such purchase shall have been consummated; provided, that, (i) so long as an Event of Default shall have occurred and be continuing, the Borrower shall not be permitted to make any such reinvestments (other than pursuant to a legally binding commitment that the Borrower entered into at a time when no Event of Default is continuing) and (ii) if any Net Cash Proceeds are not so reinvested by the deadlines specified above or if any such Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to 100% of any such Net Cash Proceeds shall be applied, in accordance with Section 2.05(b)(i)(C), to the prepayment of the Revolving Credit Loans as set forth in this Section 2.05.

(C)           On each occasion that the Borrower must make a prepayment of the Loans pursuant to this Section 2.05(b)(i), the Borrower shall, as promptly as reasonably practicable, but in any event within five Business Days after the date of realization or receipt of such Net Cash Proceeds (or, in the case of prepayments required pursuant to Section 2.05(b)(i)(B), as promptly as reasonably practicable, but in any event within five (5) Business Days after the deadline specified in clause (i) or (ii) thereof, as applicable, or of the date the Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested, as the case may be), make a prepayment, in accordance with Section 2.05(b)(iv) below, of the outstanding amount of Revolving Credit Loans in an amount equal to 100% of such Net Cash Proceeds realized or received.

(ii)           If the Borrower or any Subsidiary incurs or issues any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall cause to be prepaid an aggregate principal amount of Revolving Credit Loans equal to 100% of all Net Cash Proceeds received therefrom as promptly as reasonably practicable, but in any event, prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds.

(iii)          As promptly as practicable, but in any event within five (5) Business Days after issuance thereof, the Borrower shall cause to be prepaid an aggregate principal amount of Revolving Credit Loans equal to 100% of all Net Cash Proceeds realized or received by the Borrower or any of its Subsidiaries from any Extraordinary Receipt.

(iv)          The Borrower shall, on each Business Day, prepay an aggregate principal amount of the Borrowings comprising part of the same Borrowings and the L/C Advances and Cash Collateralize amounts under Letters of Credit in an amount equal to the amount by which (A) the sum of the aggregate principal amount of (x) Borrowings and (y) L/C Advances plus the aggregate Available

Amount of any Letter of Credit then outstanding exceeds (B) the Revolving Credit Facility on such Business Day.

(v)           The Borrower shall, on each Business Day, pay to the Administrative Agent for deposit in the Cash Collateral Account, an amount sufficient to cause the aggregate amount on deposit in the Cash Collateral Account to equal the amount by which the aggregate Available Amount of all Letters of Credit then outstanding exceeds the Letter of Credit Sublimit on such Business Day.

(vi)          Each prepayment of Loans pursuant to clauses (i), (ii), and (iii) of this Section 2.05(b) shall be applied to prepay any outstanding Revolving Credit Loans and each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares subject to clause (v) of this Section 2.05(b).

(vii)         The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Loans required to be made pursuant to clauses (i), (ii), and (iii) of this Section 2.05(b) at least five (5) Business Days prior to the date of such prepayment pursuant to a Prepayment Notice.  Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment.  The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment.

(viii)        Prepayments of the Revolving Credit Facility made pursuant to clauses (iv) and (v) of this Section 2.05(b) shall be applied first to prepay to L/C Credit Extensions then outstanding until such advances are paid in full, second, applied to prepay Revolving Credit Loans then outstanding comprising part of the same Borrowings until such Loans are paid in full and third, to Cash Collateralize 102% of the Available Amount of Letters of Credit then outstanding.  Upon the drawing of any Letter of Credit for which funds are on deposit in the Cash Collateral Account, such funds shall be applied to reimburse the applicable L/C Issuer or the Lenders, as applicable.  Each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares.

(c)           Interest, Funding Losses.  All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 3.05.  If any payment of Eurodollar Rate Loans otherwise required to be prepaid under this Section 2.05(c) would be made on a day other than the last day of the applicable Interest Period therefor, the Borrower may direct the Administrative Agent to (and if so directed, the Administrative Agent shall) deposit such payment in a deposit account pledged as Collateral until the last day of the applicable Interest Period at which time the Administrative Agent shall apply the amount of such payment to the prepayment of such Borrowings; provided, however, that such Loans shall continue to bear interest as set forth in Section 2.08 until the last day of the applicable Interest Period thereunder.

Section 2.06           Termination or Reduction of Revolving Credit Commitments.  (a)  Optional.  The Borrower may, upon written notice to the Administrative Agent, terminate the unused Revolving Credit Commitments, or from time to time permanently reduce the unused Revolving Credit Commitments; provided, that, (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof, and (iii) if, after giving effect to any reduction of the Revolving Credit Commitments, the Letter of Credit Sublimit exceeds the amount of the Revolving Credit Facility, such sublimit shall be automatically reduced by the amount of such excess.

(b)           Mandatory.  (i)  The Revolving Credit Commitments shall terminate on the Maturity Date.

(ii)           The Letter of Credit Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Letter of Credit Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

(c)           Application of Revolving Credit Commitment Reductions; Payment of Fees.  The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit or the unused Revolving Credit Commitments under this Section 2.06.  Upon any reduction of unused Revolving Credit Commitments, the Revolving Credit Commitment of each Lender shall be reduced by such Lender’s Pro Rata Share of the amount by which such Revolving Credit Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07).  All Commitment Fees accrued until the effective date of any termination of the Revolving Credit Commitments shall be paid on the effective date of such termination.

Section 2.07           Repayment of Loans.  The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all of its Revolving Credit Loans outstanding on such date.

Section 2.08           Interest.  (a)  Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period, as the case may be, plus the Applicable Margin; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b)           The Borrower shall pay interest on past due amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09           Fees.  In addition to certain fees described in Section 2.03(f) and (g):

(a)           Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a commitment fee (the “Commitment Fee”) equal to, (i) during the period from and including the Closing Date to but excluding the Initial Financial Statement Delivery Date, 1% per annum on the Unused Revolving Credit Commitment and (ii) thereafter, the following percentages per annum, based upon the Usage of the Revolving Credit Facility as set forth below:

Pricing Level	Usage	Commitment Fee
1	Greater than or equal to 66.6%	0.50%
2	Less than 66.6% but greater than or equal to 33.3%	0.75%
3	Less than 33.3%	1.00%

provided, that, any Commitment Fee accrued with respect to any Pro Rata share of the Revolving Credit Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided, further, that no Commitment Fee shall accrue on any Pro Rata Share of any Revolving Credit Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.  Commitment Fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Maturity Date, commencing on the Closing Date in the case of each initial Lender and from the effective date specified in the Assignment and Assumption pursuant to which each other Lender became a Lender, until the Maturity Date.

(b)           The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, an upfront fee in respect of the Revolving Credit Facility equal to 2% of the aggregate amount of the Revolving Credit Facility, which fee shall be payable in full on the Closing Date; provided, however, that such fees will not be financed or discounted from any drawings or advances under the Revolving Credit Facility.

(c)           Other Fees.  The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

Section 2.10           Computation of Interest and Fees.  All computations of interest for Base Rate Loans shall be made on the basis of a year of three hundred and sixty-five (365) days or three hundred and sixty-six (366) days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed.  Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on such Loan, or any portion thereof, for the day on which such Loan or such portion is paid; provided, that, any such Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11           Evidence of Indebtedness.  (a)  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, as agent for the Borrower, in each case in the ordinary course of business.  The accounts or records maintained by the Administrative

Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in Section 2.11(c), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c)           Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Section 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided, that, the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

Section 2.12           Payments Generally.  (a)  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office and in immediately available funds not later than 3:00 p.m. (New York City time) on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Applicable Lending Office.  All payments received by the Administrative Agent after 3:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)           If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c)           Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i)            if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate; and

(ii)           if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate.  When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing.  If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, then in the event the Administrative Agent has funded a Loan in advance of receipt of funds from a Defaulting Lender or otherwise made a payment to the Borrower on behalf of such Defaulting Lender, the Administrative Agent may make a demand therefor upon the Borrower and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Credit Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d)           If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)           The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit are several and not joint.  The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and neither the Administrative Agent nor any Lender shall be responsible for the failure of any other Lender to make its Loan or purchase its participation.

(f)            Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)           Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 9.03.  If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.13           Sharing of Payments.  If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such sub-participations in the participations in L/C Obligations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, that, if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 11.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.14           Defaulting Lenders.  Notwithstanding any other provision in this Agreement to the contrary, if at any time a Lender becomes a Defaulting Lender, then the following provisions shall apply so long as any Lender is a Defaulting Lender:

(a)           If any L/C Exposure exists at the time a Lender becomes a Defaulting Lender, then (i) all or any part of such L/C Exposure of such Defaulting Lender will, subject to the limitation in the proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective L/C Exposure; provided that (A) each Non-Defaulting Lender’s L/C Exposure may not in any event exceed the Revolving Credit Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation, (B) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the L/C Issuer or

any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender, (ii) to the extent that all or any portion (the “unreallocated portion”) of the Defaulting Lender’s L/C Exposure cannot, or can only partially, be so reallocated to Non-Defaulting Lenders, upon one (1) Business Day’s notice by the L/C Issuer, the Borrower shall Cash Collateralize the amount of such unreallocated portion of the Defaulting Lender’s L/C Exposure in accordance with Section 2.15 and (iii)  if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.14(a), then the fees payable to the Lenders pursuant to Section 2.09(a) shall be adjusted in accordance with such non-Defaulting Lenders’ L/C Exposure;

(b)           The L/C Issuer shall not be required to issue, amend, extend or renew any Letter of Credit unless the L/C Issuer is satisfied that the Borrower has Cash Collateralized such L/C Exposure of such Defaulting Lender, as the case may be, in accordance with Section 2.15.

Section 2.15           Cash Collateral.  (a)  (i) If any Event of Default occurs and is continuing and the Administrative Agent or the Required Lenders, as applicable, require the Borrower to Cash Collateralize the L/C Obligations pursuant to Section 9.02(c) or (ii) an Event of Default set forth under Section 9.01(f) or (g) occurs and is continuing, then the Borrower shall Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such Event of Default) and shall do so not later than 2:00 p.m. (New York City time) on the Business Day immediately following the date that the Borrower receives such notice.

(b)           At any time a Lender becomes a Defaulting Lender and the Administrative Agent or L/C Issuer requires the Borrower to Cash Collateralize the L/C Exposure of any Defaulting Lender pursuant to Section 2.14, the Borrower shall Cash Collateralize the amount of the L/C Exposure of any such Defaulting Lender by 2:00 p.m. (New York City Time) on the Business Day immediately following the day that the Borrower receives notice by the Administrative Agent or L/C Issuer.

(c)           If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the Cash Collateral Account) as aforesaid, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer.  To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations plus costs incidental thereto and so long as no other Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower.  If such Event of Default is cured or waived and no other Event of Default is then occurring and continuing or, if the Administrative Agent determines that a Defaulting Lender is no longer a Defaulting Lender, the appropriate amount of any Cash Collateral shall be refunded to the Borrower.

For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Lenders).  Derivatives of such term have corresponding meanings.  The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked accounts at Royal Bank (the “Cash Collateral Account”).

ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01           Taxes.  (a)  Except as provided in this Section 3.01, any and all payments by the Borrower (the term Borrower under this Article III being deemed to include any Subsidiary for whose account a Letter of Credit is issued) or any Guarantor to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding the Excluded Taxes (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”).  If the Borrower or any Guarantor shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or Guarantor shall make such deductions, (iii) the Borrower or Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), the Borrower shall furnish to such Agent or Lender (as the case may be) the original or a facsimile copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to any Agent or any Lender the required receipts or other required documentary evidence, the Borrower shall indemnify such Agent and such Lender for any Taxes that may become payable by such Agent or such Lender arising out of such failure.

(b)           In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (all such non-excluded taxes described in this Section 3.01(b) being hereinafter referred to as “Other Taxes”).

(c)           The Borrower agrees to indemnify each Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable and paid under this Section 3.01) payable by such Agent and such Lender and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Such Agent or Lender, as the case may be, will, at the Borrower’s request, provide the Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts, and shall include reasonable supporting documentation, as the case may be.  Payment under this Section 3.01(c) shall be made within ten (10) days after the date such Lender or such Agent makes a demand therefor.  For the avoidance of doubt, the Borrower shall not be required to indemnify any Lender or Agent under this Section 3.01(c) with respect to any Taxes that have been compensated for by the payment of any additional amounts pursuant to Section 3.01(a) or Other Taxes pursuant to Section 3.01(b).

(d)           If any Lender or Agent determines, in its reasonable discretion, that it has received a refund in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 3.01, it shall remit such refund as soon as practicable after it is determined that such refund pertains to Taxes or Other Taxes (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund plus any interest included in such refund by the relevant taxing authority attributable thereto) to the Borrower, net of all reasonable out-of-pocket expenses of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided, that, the Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such party in the event such party is required to repay such refund to the relevant taxing authority. Such Lender or Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided, that, such Lender or Agent may delete any information therein that such Lender or Agent deems confidential).  Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(e)           Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to legal and regulatory restrictions) to designate another Applicable Lending Office for any Loan or Letter of Credit affected by such event; provided, that (i) such designation would eliminate or reduce amounts payable pursuant to Section 3.01(a) or (c), as the case may be, and (ii) such efforts are made on terms that, in the judgment of such Lender, cause such Lender and its Applicable Lending Office(s) to suffer no economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 3.01(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.01(a) or (c).  The Borrower agrees to pay all reasonable costs and expenses incurred by any Lender or Agent in connection with any such designation.

(f)            Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as the Lender remains lawfully able to do so), provide each of the Borrower and the Administrative Agent with two properly completed and executed original Internal Revenue Service Forms W-8BEN, W-8ECI or W-IMY (together with any required attachments, if any), as appropriate, or any successor or other form prescribed by the Internal Revenue Service certifying that such Lender is exempt from or entitled to a reduced rate of U.S. withholding tax on payments pursuant to this Agreement..  In the case of a Lender that is claiming the “portfolio interest” exemption, such Lender hereby represents to the Borrower and the Administrative Agent that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code, (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower or (iii) a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code).  If any form or document referred to in this Subsection requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN, W-8ECI, W-IMY or the related representation described above, that the applicable Lender reasonably considers to be confidential, such Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.  If any Lender is a “United States person” within the meaning of Section 7701(a)(3) of the

Code, such Lender shall, on or prior to the date of its execution and delivery of this Agreement, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as the Lender remains lawfully able to do so), provide to each the Borrower and the Administrative Agent with two properly completed and executed original Internal Revenue Service W-9 Forms.  Notwithstanding any other provision of this Section 3.01, a Lender shall not be required to deliver any form pursuant to this Section 3.01(f) that such Lender is not legally able to deliver.

Section 3.02           Illegality.  (a)  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority that is a court, statutory board or commission has asserted that it is unlawful, for any Lender or its Applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, in respect of Eurodollar Rate Loans, (A) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist, (B) upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), prepay in the case of Eurodollar Rate Loans, such Eurodollar Rate Loans that have become unlawful or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans, (C) upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05.  Each Lender agrees to designate a different Applicable Lending Office if such designation will avoid the need for any such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

(b)           If any provision of this Agreement or any of the other Loan Documents would obligate the Borrower to make any payment of interest with respect to any of the Revolving Credit Exposure or other amount payable to the Administrative Agent or any Lender in an amount or calculated at a rate which would be prohibited by any Law then, notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by any applicable law or so result in a receipt by the Administrative Agent or such Lender of interest with respect to its Revolving Credit Exposure at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:

(i)            first, by reducing the amount or rates of interest required to be paid to the Administrative Agent or the affected Lender under Section 2.08; and

(ii)           thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Administrative Agent or the affected Lender which would constitute interest with respect to the Revolving Credit Exposure for purposes of any applicable law.

Section 3.03           Inability to Determine Rates.  If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and the Interest Period of such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein..

Section 3.04           Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.  (a)  If any Lender reasonably determines that as a result of the introduction of or any Change in Law or a change in the interpretation of any Law with which such Lender is required to comply, in each case, after the date hereof, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loan (other than a Base Rate Loan) or issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes covered by Section 3.01, (ii) the imposition of, or any change in the rate of, any taxes imposed on or measured by net income (including branch profits) and franchise (and similar) taxes imposed in lieu of net income taxes payable by such Lender, or (iii) reserve requirements contemplated by Section 3.04(c)), then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction. At any time when any Eurodollar Rate Loan is affected by the circumstances described in this Section 3.04(a), the Borrower may either (i) if the affected Eurodollar Rate Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrowers receive any such demand from such Lender or (ii) if the affected Eurodollar Rate Loan is then outstanding, upon at least three (3) Business Days’ notice to the Administrative Agent, require the affected Lender to convert such Eurodollar Rate Loan into a Base Rate Loan, subject to the requirements of Section 3.05 to the extent applicable.

(b)           If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof with which such Lender (or its Applicable Lending Office) is required to comply, in each case after the date hereof, would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender to a level below that which such Lender or the corporation controlling such Lender could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of any corporation controlling such Lender with respect to capital adequacy) as a consequence of such Lender’s obligations hereunder, then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c)           The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits, additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Revolving Credit Commitments or the funding of the Eurodollar Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Revolving Credit Commitment or Loan by such Lender

(as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender.  If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d)           Subject to Section 3.06(b), failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e)           If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Applicable Lending Office for any Loan or Letter of Credit affected by such event; provided, that, such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Applicable Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).

Section 3.05           Funding Losses.  Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Loan; or

(b)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan (other than a Base Rate Loan) on the date or in the amount notified by the Borrower;

including any loss or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market or the European interbank market, respectively, for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

Section 3.06           Matters Applicable to All Requests for Compensation.  (a)  Any Agent or Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder, which shall be conclusive absent manifest error.  In determining such amount, such Agent or Lender may use any reasonable averaging and attribution methods.  With respect to any Lender’s claim for compensation under Section 3.01, Section 3.02 or Section 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than two hundred and seventy (270) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided, that, if the circumstance giving rise to such claim is retroactive, then such 270-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under

Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurodollar Rate Loans from one Interest Period to another, or to convert Base Rate Loans into Eurodollar Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(b) shall be applicable); provided, that, such suspension shall not affect the right of such Lender to receive the compensation so requested.

(b)           If the obligation of any Lender to make or continue any Eurodollar Rate Loan from one Interest Period to another, or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended pursuant to Section 3.06(a) hereof, such Lender’s Eurodollar Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.01, Section 3.02 or Section 3.04 hereof that gave rise to such conversion no longer exist:

(i)            to the extent that such Lender’s Eurodollar Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Rate Loans shall be applied instead to its Base Rate Loans; and

(ii)           all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurodollar Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurodollar Rate Loans shall remain as Base Rate Loans.

(c)           If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.01, Section 3.02 or Section 3.04 hereof that gave rise to the conversion of such Lender’s Eurodollar Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted to Eurodollar Rate Loans, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Revolving Credit Commitments.

Section 3.07           Replacement of Lenders under Certain Circumstances.  (a)  If at any time (i) any Lender requests reimbursement for amounts owing pursuant to Section 3.01 or Section 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurodollar Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall be obligated to) assign pursuant to Section 11.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement (or, with respect to clause (iii) above, all of its rights and obligations with respect to the Loans or Revolving Credit Commitments that is the subject of the related consent, waiver or amendment) to one or more Eligible Assignees; provided, that, neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided, further, that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments, (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents and (C) any such assignment shall not be made if it conflicts with applicable Laws.  A Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by the Required Lenders or otherwise, the circumstances entitling the Borrower to require such assignment cease to apply.

(b)           Any Lender being replaced pursuant to Section 3.07(a) above shall execute and deliver an Assignment and Assumption with respect to such Lender’s Revolving Credit Commitment and outstanding Loans and participations in L/C Obligations, and the Borrower deliver replacement Notes evidencing such Loans as requested by the assignee Lender.  Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Revolving Credit Commitment and outstanding Loans and participations in L/C Obligations, (B) all obligations of the Borrower owing to the assigning Lender together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the assignee Lender, the Borrower shall deliver to the assignee Lender a Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder with respect to the interests assigned, in addition to any other interest it may otherwise hold as a Lender under this Agreement, and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned interest, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c)           Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer, or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 10.09.

(d)           In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 11.01 and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender”.

Section 3.08           Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01           Conditions of Initial Credit Extension.  The obligation of each Lender to make its Initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent except as otherwise agreed between the Borrower and the Administrative Agent:

(a)           The Administrative Agent’s or Collateral Trustee’s receipt, as applicable, of the following, each of which shall be originals, facsimiles or electronic transmission in .pdf format

(followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i)            executed counterparts of this Agreement and the Guaranty by each Loan Party and Lender, as applicable;

(ii)           an original Note executed by the Borrower in favor of each Lender that has requested a Note;

(iii)          each Collateral Document set forth on Schedule 2 required to be executed on the Closing Date as indicated on such schedule, substantially simultaneously with the Initial Credit Extension duly executed by each Loan Party thereto, together with (A) original certificates, if any, representing the pledged equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the pledged debt referred to therein endorsed in blank; and (B) evidence that, substantially simultaneously with the closing of the Revolving Credit Facility, all other actions, recordings and filings under the Uniform Commercial Code and with the United States Patent and Trademark Office and the United States Copyright Office shall have been taken, completed or otherwise provided in a manner reasonably satisfactory to the Administrative Agent and Collateral Trustee;

(iv)          such certificates (including a certificate substantially in the form of Exhibit I) of resolutions or other corporate action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(v)           an opinion from Haynes & Boone, LLP, New York and Texas counsel to the Loan Parties, substantially in the form of Exhibit H;

(vi)          copies of a recent Lien and judgment search in each jurisdiction reasonably requested by the Collateral Agent with respect to the Loan Parties together with evidence that all existing Liens (other than in respect of Liens permitted under Section 7.01) have been terminated and all actions required to terminate and release such Liens have been satisfactorily taken or will be taken substantially simultaneously with the closing of the Transaction; and

(vii)         good standing certificates or certificates of status, as applicable and bring down certificates, for each Loan Party.

(b)           The Lenders shall have received on or prior to the Closing Date, all documentation and other information reasonably requested by them in writing at least seven (7) Business Days prior to the Closing Date in order to allow the Lenders to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(c)           All fees and expenses required to be paid hereunder and invoiced prior to the Closing Date shall have been paid in full in cash on or prior to the Closing Date.

(d)                                 Prior to or substantially simultaneously with the Closing Date, the Acquisition shall have been consummated, or substantially simultaneously with the Closing Date shall be consummated, in accordance with the Acquisition Agreement in the form delivered to the Lead Arranger on December 3, 2009 (and no provision of the Acquisition Agreement shall have been waived, amended, supplemented or otherwise modified in a manner material and adverse to the Lenders without written notification to the Lenders and the consent of the Lead Arranger (it being understood that any change in the price (including a price decrease), other than a change in price that is not material and adverse to the Lenders, or in the structure of the Acquisition will be deemed to be material and adverse to the Lenders and will require the prior written consent of the Lenders)).

(e)                                  Prior to or substantially simultaneously with the Closing Date, (i) the Borrower shall have issued the Senior Notes in an aggregate principal amount of not less than $300,000,000 and shall have received the net proceeds thereof and (ii) the Parent shall have received $37,000,000 in gross cash proceeds from the sale of its Equity Interests.

(f)                                    The Administrative Agent shall have received (i) unqualified (as to “going concern” and scope) audited consolidated balance sheets and related statements of income, changes in equity and cash flows of the Parent for the fiscal years ended December 31, 2006, December 31, 2007 and December 31, 2008, (ii) the Unaudited Financial Statements, (iii) the Pro Forma Financial Statements, and (iv) historical financial statements of the Acquired Business.

(g)                                 Substantially simultaneously with the Closing Date, all Existing Indebtedness (except for the Existing Indebtedness designated on Schedule 1.01A as remaining in effect after the Closing Date) shall have been repaid in full, together with all fees and other amounts owing thereon or an amount has been deposited in escrow for the irrevocable and indefeasible prepayment and repayment of such Existing Indebtedness as of the Closing Date.

(h)                                 The Total Leverage Ratio as of the Closing Date, after giving effect to the Transactions on a Pro Forma basis for the twelve months ending as of September 30, 2009, shall not be greater than 2.85:1.00; provided, that, for purposes of this Section 4.01(h), Consolidated Total Debt shall exclude any amounts in respect of Existing Indebtedness for which corresponding amounts have been deposited in escrow for the irrevocable and indefeasible prepayment and repayment of such Existing Indebtedness as of the Closing Date.  For purposes of this Section 4.01(h), it is agreed that Closing Date EBITDA for the twelve months ending as of September 30, 2009 is $109,500,000.

(i)                                     The Administrative Agent shall be reasonably satisfied that all necessary governmental and third party consents and approvals necessary in connection with the Transaction have been obtained and be effective and all applicable waiting periods in respect thereof shall have expired without any adverse action being taken by any Governmental Authority and that no Law shall be applicable in the reasonable judgment of the Lenders that restrains or prevents the consummation of the Transaction.

(j)                                     The Administrative Agent shall have received evidence reasonably satisfactory to it of the insurance coverage of the Borrower and Guarantor and such insurance coverage shall be in accordance with Section 6.07.

Section 4.02                                Conditions to All Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type) is subject to the following conditions precedent:

(a)                                  (i) in the case of the Initial Credit Extension, (A) the representations and warranties of the Parent and its Subsidiaries contained in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that Parent has the right to terminate its obligations under the Acquisition Agreement as a result of a breach of any such representations by the Parent (determined without regard to whether any notice is required to be delivered by the Parent) and (B) the representations and warranties of the Borrower in Sections 5.01, 5.02, 5.03, 5.04, 5.08, and 5.14 (and corresponding representations in any other Loan Document) shall be true and correct on and as of the date of such Initial Credit Extension; or (ii) with respect to any other Credit Extension other than the Initial Credit Extension, the representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension; provided, that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates;

(b)                                 No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c)                                  The Administrative Agent and, if applicable, the relevant L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof together with any additional information as the Administrative Agent or L/C Issuer may reasonably request.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Agents and the Lenders that:

Section 5.01                                Existence, Qualification and Power; Compliance with Laws.  Each Loan Party and each other Subsidiary (a) is duly incorporated, organized or formed, and validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction), (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept exists) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.02                                Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transaction, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any material Law; except with respect to any breach, contravention or violation (but not creation of Liens) referred to in clause (b), to the extent that such breach, contravention or violation would not reasonably be expected to have a Material Adverse Effect.

Section 5.03                                Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings set forth on Schedule 5.03, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.  All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.  The Acquisition is being consummated in accordance with the Acquisition Agreement (except as otherwise expressly permitted under this Agreement) and applicable Law.

Section 5.04                                Binding Effect.  This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto.  This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

Section 5.05                                Financial Statements; No Material Adverse Effect.  (a)  (i)  The Audited Financial Statements and Unaudited Financial Statements fairly present in all material respects the financial condition of the Parent as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except (x) as otherwise disclosed to the Administrative Agent prior to the Closing Date and (y) in the case of the Unaudited Financial Statements, to changes resulting from normal year end audit adjustments and the absence of footnotes.

(ii)                                  The unaudited pro forma consolidated balance sheet of the Parent and its Subsidiaries as at September 30, 2009 (the “Pro Forma Balance Sheet”) and the unaudited pro forma consolidated statement of operations of the Parent and its Subsidiaries for the 12 month period ending on September 30, 2009 (together with the Pro Forma Balance Sheet, the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to the Administrative Agent, have been prepared giving effect (as if such events had occurred on such date or at the beginning of such periods, as the case may be)

to the Transaction and each material acquisition by the Parent or any of its Subsidiaries consummated after December 31, 2008 and prior to the Closing Date.  The Pro Forma Financial Statements have been prepared in good faith, based on assumptions believed by the Parent to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a Pro Forma basis the estimated financial position of the Parent and its Subsidiaries as at September 30, 2009 and their estimated results of operations for the periods covered thereby, assuming that the events specified in the preceding sentence had actually occurred at such date or at the beginning of the periods covered thereby.

(b)                                 Since December 31, 2008, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(c)                                  The forecasts of consolidated balance sheets, income statements and cash flow statements of the Parent for each fiscal year ending after the Closing Date until the third anniversary of the Closing Date, copies of which have been furnished to the Administrative Agent prior to the Closing Date, have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

Section 5.06                                Litigation.  Except as set forth on Schedule 5.06, there is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or threatened before any Governmental Authority or arbitrator or purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the Transaction, that would be reasonably likely to have a Material Adverse Effect.

Section 5.07                                Ownership of Property; Liens.  (a)  Each Loan Party and each of its Subsidiaries is the legal and beneficial owner of the Collateral pledged by it free and clear of any Lien, except for the Liens and security interest created or permitted under the Loan Documents including, any Liens permitted under Section 7.01.

(b)                                 Each Loan Party and each of its Subsidiaries has good and defensible title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or other interest would not reasonably be expected to have a Material Adverse Effect.  Set forth as Schedule 5.07(b)(i) hereto is a complete and accurate list of all real property owned by the Loan Parties and their Subsidiaries as of the Closing Date and set forth on Schedule 5.07(b)(ii) hereto is a complete and accurate list of all leases of Real Property under which the Loan Parties and their Subsidiaries are the lessees as of the Closing Date.  Set forth on Schedule 5.07(b)(iii) is a complete and accurate list of all Collateral Access Leases to which each Loan Party is a party as of the Closing Date.

Section 5.08                                Perfection of Security Interests.  Upon the making of the filings and taking of the other actions set forth on Schedule 5.08, all filings and other actions necessary or desirable to perfect and protect the security interest in the Collateral created under the Collateral Documents have been duly made or taken and are in full force and effect, and the Collateral Documents create in favor of the Collateral Trustee for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral, securing the payment of the Secured Obligations, subject to Liens permitted under Section 7.01 and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken.

Section 5.09                                Environmental Compliance.  Except as would not be reasonably likely to result in a Material Adverse Effect:

(a)                                  Except as otherwise set forth on Schedule 5.09(a), or as would not reasonably be expected to result in a material liability, the operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that would be reasonably likely to (A) form the basis of a material Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties or (B) cause any such property to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(b)                                 Except as otherwise set forth on Schedule 5.09(b) hereto, or as would not reasonably be expected to result in a material liability, none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or, to the Borrower’s knowledge, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or aboveground storage tanks other than in compliance with applicable Environmental Laws or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; other than in compliance with applicable Environmental Laws there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and Hazardous Materials have not been released, discharged or disposed of by any Loan Party, any of its Subsidiaries or any predecessor on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries.

(c)                                  Except as otherwise set forth on Schedule 5.09(c) hereto, or as would not reasonably be expected to result in a material liability, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

(d)                                 Except as set forth in Schedule 5.09(d) or as would not reasonably be expected to result, individually or in the aggregate, a material liability, the Borrower and each of its Subsidiaries has obtained all material Environmental Permits required for ownership and operation of its property and business.  Except as set forth in Schedule 5.09(d), neither the Borrower nor any of its Subsidiaries has received any written notification pursuant to any applicable Environmental Law or otherwise has knowledge that (A) any material work, repairs, construction or Capital Expenditures are required to be made in order to be in or continue to be in compliance with any applicable Environmental Laws or any material Environmental Permit or (B) any Environmental Permit is about to be reviewed, made subject to new limitations or conditions, revoked, withdrawn or terminated.

(e)                                  Except as set forth in Schedule 5.09(e), or as would not reasonably be expected to result in a material liability, no Loan Party nor any other Subsidiary has contractually assumed any liability or obligation under or relating to any applicable Environmental Law.

Section 5.10                                Taxes.  (a)  Each Loan Party has timely filed all material federal, provincial, state, municipal, foreign and other tax returns and reports required to be filed, and have timely paid all material federal, provincial, state, municipal, foreign and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

(b)                                 Except as set forth in Schedule 5.10(b), as of the Closing Date, to the knowledge of the Borrower, there are no (i) material claims being asserted in writing with respect to any taxes, (ii) presently effective material waivers or extensions of statutes in writing with respect to any taxes, and (iii) tax returns are being examined by, and no written notification of intention to examine has been received from, the Internal Revenue Service or any other taxing authority, in each case, with respect to the Loan Parties.

(c)                                  Neither any Loan Party nor any of its Subsidiaries is party to any tax sharing agreement.

Section 5.11                                Compliance with ERISA.  (a)  Except as set forth in Schedule 5.11(a), each Plan is in material compliance with the applicable provisions of ERISA, the Code and other federal or state Laws.

(b)                                 (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; and (iii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.

Section 5.12                                Labor Matters.  There are no strikes pending or threatened against any Loan Party or any Subsidiary that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.  The hours worked and payments made to employees of the Loan Parties and their Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters.  All material payments due from the Loan Parties or their Subsidiaries or for which any claim may be made against any Loan Party or its Subsidiary, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Loan Parties or such Subsidiary to the extent required by GAAP.  The consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries (or any predecessor) is bound, other than collective bargaining agreements that, individually or in the aggregate, are not material to the Loan Parties and their Subsidiaries.

Section 5.13                                Subsidiaries; Equity Interests.  As of the Closing Date, neither the Borrower nor any other Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.13, and all of the outstanding Equity Interests in the Borrower and its Subsidiaries have been validly issued, are fully paid and nonassessable.  As of the Closing Date, Schedule 5.13 sets forth the name and jurisdiction of organization of each Subsidiary, (b) sets forth the ownership interest of the Borrower and any of its Subsidiaries in each of its Subsidiaries, including the percentage of such ownership and (c) identifies each Person the Equity Interests of which are required to be pledged pursuant to the Collateral and Guarantee Requirement.

Section 5.14                                Margin Regulations; Investment Company Act; USA PATRIOT Act.  (a)  No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U.

(b)                                 None of the Borrower, any Person Controlling the Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

(c)                                  Neither the Borrower nor any of its Subsidiaries is in violation of any laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001 and the USA PATRIOT Act and the use of the proceeds of the Advances and the Letters of Credit will not violate the Trading with the Enemy Act, as amended or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

Section 5.15                                Disclosure.  No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains when furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided, that, with respect to projected financial information and pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

Section 5.16                                Intellectual Property.  Set forth on Schedule 5.16 is a complete and accurate list of all Registered patents, trademarks, service marks, domain names and copyrights, owned by each Loan Party or any of its Subsidiaries as of the Closing Date, showing as of the Closing Date the jurisdiction in which each such item of Registered Intellectual Property is registered and the registration number.  Each of the Loan Parties and the other Subsidiaries own or have the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, know-how and other intellectual property recognized under applicable Law (collectively, “Intellectual Property”) that are material to the operation of their respective businesses as currently conducted and to the knowledge of each Loan Party, no such Intellectual Property is infringing upon any Intellectual Property rights held by any other Person.

Section 5.17                                Solvency.  The Loan Parties, taken as a whole, are Solvent.

Section 5.18                                No Default.  No Default has occurred and is continuing or would result from any Borrowing or Credit Extension under this Agreement or from the application of the proceeds therefrom.

Section 5.19                                Status of Revolving Credit Facility as Senior Indebtedness.  The Obligations under the Revolving Credit Facility constitute (i) senior Indebtedness of the Borrower and its

Subsidiaries, and (ii) Indebtedness under a “Credit Facility” as such term is defined in the Senior Indenture.

Section 5.20                                Use of Proceeds.  The Borrower will use the proceeds of the Revolving Credit Loans and may request the issuance of Letters of Credit, solely for general corporate purposes and, to the extent permitted under Section 7.02(j), Permitted Acquisitions.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Revolving Credit Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Section 6.01, Section 6.02 and Section 6.03) cause each Material Subsidiary to:

Section 6.01                                Financial Statements.  Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)                                  Annual Financials.  As soon as available, but in any event within ninety (90) days after the end of each subsequent fiscal year of the Parent, a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, together with a comparison of actual figures against the forecasts for such fiscal year, all in reasonable detail and prepared in accordance with GAAP, certified by a Responsible Officer of the Borrower.

(b)                                 Quarterly Financials.  As soon as available, but in any event, within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Parent (commencing with the first full fiscal quarter ended after the Closing Date), a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case (A) in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year and (B) a comparison of actual figures for such fiscal quarter against the forecasts for such fiscal quarter, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes.

(c)                                  [Reserved]

(d)                                 Simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.01(a) and (b) above the same consolidated financial statements prepared in accordance with the Accounting Principles, together with a reconciliation statement of GAAP against the Accounting Principles.

(e)                                  Annual Forecasts and Budget.  As soon as available and in any event within sixty (60) days after the end of each Fiscal Year, forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements on a monthly basis for the Fiscal Year following such Fiscal Year and on an annual basis for each Fiscal Year thereafter until the Maturity Date together with a budget for each fiscal quarter of the Fiscal Year following such Fiscal Year, in form reasonably satisfactory to the Administrative Agent.

(f)                                    Management Discussion and Analysis Reports.  Simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.01(a), (b) and the report referred to in Section 6.01(e), a report setting forth management’s analysis and discussion of the condition (financial and otherwise) operations, prospects and forecasts in respect of the business of the Borrower and its Subsidiaries.  The Borrower shall, not later than 20 days following the Lenders’ request, schedule one telephonic conference per applicable period with management of the Borrower to discuss the contents of the relevant reports.

Section 6.02                                Certificates; Reports; Other Information.  Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)                                  upon delivery of the financial statements referred to in Section 6.01(a) and (b) and a duly completed Compliance Certificate signed by a Responsible Officer of the Parent;

(b)                                 promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Parent files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c)                                  promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party or any of its Subsidiaries (other than in the ordinary course of business);

(d)                                 together with the delivery of the financial statements pursuant to Section 6.01(a) and each Compliance Certificate pursuant to Section 6.02(a), (i) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a prepayment under Section 2.05(b), (ii) a list of Subsidiaries that identifies each Subsidiary as a Material Subsidiary or an Immaterial Subsidiary as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Closing Date or the date of the last such list and (iii) such other information required by the Compliance Certificate; and

(e)                                  promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Material Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), (b), (e) or Section 6.02(c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Parent’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that:  (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding the foregoing, the Borrower shall deliver originally executed Compliance Certificates to the Administrative Agent (in addition to the electronic copies pursuant to the foregoing).  Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Section 6.03                                Notice Requirements; Other Information.  Promptly after a Responsible Officer obtains knowledge thereof, notify, or, as soon as available, provide to the Administrative Agent, for prompt further distribution to each Lender, as the case may be:

(a)                                  of the occurrence of any Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto;

(b)                                 the occurrence of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)                                  the commencement of, or any material development in, any litigation or governmental proceeding (including without limitation pursuant to any applicable Environmental Laws) pending against the Borrower or any of the Subsidiaries that would reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect;

(d)                                 of the occurrence of any ERISA Event or other labor related matters, in each case, above the Threshold Amount;

(e)                                  the occurrence of any event triggering a Collateral and Guarantee Requirement under Section 6.11;

(f)                                    copies of all notices, requests and other documents received by any Loan Party or any of its Subsidiaries under or pursuant to any Mortgaged Agreement or instrument, indenture, loan or credit or similar agreement regarding or related to any breach or default by any party thereto or any other event that would reasonably be expected to have a Material Adverse Effect, and from time to time upon request by the Administrative Agent, copies of any amendment, modification or waiver of any provision of any Mortgaged Agreement or instrument, indenture, loan or credit or similar agreement and such information and reports regarding the Mortgaged Agreements and such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request;

(g)                                 as soon as available and in any event upon delivery of the financial statements required to be delivered pursuant to Section 6.01(b), an updated Perfection Certificate with schedules updating the information contained therein to the extent any information contained therein must be updated or changed in order to make such information accurate and complete;

(h)                                 of a tax event or liability not previously disclosed in writing by the Borrower to the Administrative Agent which would reasonably be expected to result in a material liability, together with any other information as may be reasonably requested by the Administrative Agent to enable the Administrative Agent to evaluate such matters;

(i)                                     any event or circumstance causing the Parent to cease to, directly or indirectly, own the Borrower or the occurrence of a Change of Control;

(j)                                     of any change (i) in any Loan Party’s corporate name, (ii) any Loan Party’s identity and corporate structure or (iii) any Loan Party’s taxpayer identification number.  The Borrower agrees that it will not, and will not permit any of its Subsidiaries to, permit or make any change referred to in this Section 6.03(j) unless it shall have provided not less than 30 days prior notice thereof to Administrative Agent and the Collateral Trustee in order that all filings may have been made under the Uniform Commercial Code within the time periods provided therein or otherwise that are required in order for the Collateral Trustee to continue at all times following such change to have a valid, legal and perfected first priority security interest in the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected first priority security interest as contemplated by the Collateral Documents; and

(k)                                  Immediately upon the discovery of any inaccuracy, miscalculation or misstatement contained in any Compliance Certificate or other certificate provided for any period that affects any financial or other calculations, representations or warranties or other statements impacting any provision of this Agreement and any other Loan Document in any material respect, notice of such inaccuracy, miscalculation or misstatement together with an updated certificate including the corrected information, calculation or statement, as applicable.

Section 6.04                                Environmental Matters.  (a)  Comply, cause each of its Subsidiaries to comply and use commercially reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew, and cause each of its Subsidiaries to obtain and renew, all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action reasonably required to remove and clean up all releases or threatened releases of Hazardous Materials from any of its properties, as required under, and in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

(b)                                 In the event any assessments requested by the Administrative Agent identify any material non-compliance with Environmental Law relating to the sites specified in such reports (the “Specified Sites”) that could reasonably be expected to result in any Environmental Liabilities in excess of the Threshold Amount with respect to the Specified Sites as reasonably determined by the Lenders, the Borrower shall (i) provide the Lenders with a plan to remedy such non-compliance (a “Specified Remediation Plan”), (ii) shall implement any changes or additions to such Specified Remediation Plan as may be reasonably requested by the Lenders and (iii) shall implement such Specified Remediation Plan or cure any such non-compliance within 180 days of such Specified Remediation Plan being approved by the Lenders or within such other time as the Lenders may agree.

(c)                                  Environmental Reporting Requirements.  Promptly after a Responsible Officer obtains knowledge thereof, notify the Administrative Agent of or, as soon as practicable after receipt thereof, deliver to the Administrative Agent, for prompt further distribution to each Lender, material documents concerning:

(i)                                     any Environmental Action against or of any non-compliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that would (1) reasonably be expected to result in a material liability or (2) cause any Mortgaged Properties to be subject to any additional restrictions on ownership, occupancy, use or transferability under any Environmental Law;

(ii)                                  (1) any occurrence of any release or threatened release of Hazardous Materials required to be reported to any Governmental Authority under applicable Environmental Law, (2) any remedial actions taken by any Loan Party or its Subsidiaries in respect of any such release or threatened release that could reasonably be expected to result in an Environmental Action or (3) the Loan Parties’ discovery of any occurrence of or condition on any real property adjoining or in the vicinity of any site or facility that would be reasonably expected to cause such site or facility or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws, in each case where such event or occurrence would reasonably be expected to have a Material Adverse Effect;

(iii)                               copies of any and all material written communications with respect to (1) any Environmental Action, (2) any release or threatened release or non-compliance with any Environmental Law required to be reported to any Governmental Authority and (3) any request for information from a Governmental Authority that suggests such Governmental Authority is investigating the potential responsibility of the Borrower or any of its Subsidiaries as a potentially responsible party, in each case where such event or occurrence would reasonably be expected to have a Material Adverse Effect;

(iv)                              (1) any Permitted Acquisition that could reasonably be expected to (A) expose the Borrower or any of its Subsidiaries to, or result in, material Environmental Actions or (B) affect the ability of the Borrower and its Subsidiaries to maintain in full force and effect all Governmental Authorizations and Environmental Permits required for the continued operations of their respective businesses and (2) any action proposed to be taken by the Borrower or any of its Subsidiaries to modify current operations in a manner that would reasonably be expected to subject the Borrower and its Subsidiaries to any material additional obligations or requirements under Environmental Laws;

(v)                                 copies of all environmental reports, audits or analyses (whether produced by the Borrower or its Subsidiaries or any third party or Governmental Authority) in respect of any sites owned, leased or operated by the Borrower and its Subsidiaries to the extent requested by the Administrative Agent or any Lender upon a request to the Administrative Agent;

(vi)                              upon a good faith belief that a release of Hazardous Materials or a violation of Environmental Law reasonably likely to result in a fine or penalty in excess of the Threshold Amount has occurred and within 60 days after such request and at the expense of the Borrower, any additional environmental site assessment reports for any of its or its Subsidiaries’ properties described in such request prepared by an environmental consulting firm acceptable to the Administrative Agent, indicating the presence or absence of such Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any such Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent reasonably determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment; and

(vii)                           any such other documents and information as the Administrative Agent may reasonably request from time to time.

Section 6.05                                Maintenance of Existence.  (a)  Preserve, renew and maintain in full force and effect its legal existence, structure and name under the Laws of the jurisdiction of its organization and (b) take all commercially reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) to the extent the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries and to the extent that the loss thereof shall not be disadvantageous to Borrower, its Subsidiaries or the Lenders in any material respect and (ii) pursuant to a transaction permitted by Section 7.04 or Section 7.05.

Section 6.06                                Maintenance of Properties.  Maintain, preserve and protect all of its material properties and equipment that are used or useful in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and make all commercially reasonable and appropriate repairs, renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 6.07                                Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies (in the good faith judgment of management), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Subsidiaries) as are customarily carried by Person engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

Section 6.08                                Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions, decrees and judgments applicable to it or to its business or property (including without limitation Environmental Laws and ERISA).

Section 6.09                                Books and Records.  Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

Section 6.10                                Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any properties of the Borrower and its

Subsidiaries (subject, in the case of third party customer sites, to customary access agreements) and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that excluding any such visits and inspections during the occurrence and continuance of an Event of Default, (i) only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and (ii) the Administrative Agent shall not exercise such rights more than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such visit shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.  The Administrative and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants to the extent reasonably feasible.  Neither the Borrower nor any Subsidiary shall be required to disclose to the Administrative Agent or any Lender any information that, in the opinion of counsel to the Borrower or such Subsidiary, is prohibited by Law to be disclosed, is subject to attorney client privilege or constitutes attorney work product or the disclosure of which would cause a material breach of a binding non-disclosure agreement with a third party to the extent such agreement is not made in contemplation of the avoidance of this Section 6.10.

Section 6.11                                Covenant to Guarantee Obligations and Give Security.  Upon (x) the formation or acquisition of any new direct or indirect Subsidiaries by any Loan Party or (y) the acquisition of any property by any Loan Party, and such property, in the judgment of the Collateral Trustee, shall not already be subject to a perfected first priority security interest in favor of the Collateral Trustee for the benefit of the Secured Parties, then each Loan Party shall, in each case at such Loan Party’s expense:

(a)                                  in connection with the formation or acquisition of a Subsidiary, within 30 days after such formation or acquisition (or such longer period as the Collateral Trustee may agree in its reasonable discretion), cause each such Subsidiary that is required to be a Guarantor pursuant to the Collateral and Guarantee Requirement, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Collateral Trustee a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Collateral Trustee, guaranteeing the other Loan Parties’ obligations under the Loan Documents,

(b)                                 within 10 days after (or such longer period as the Collateral Trustee may agree in its reasonable discretion) such formation or acquisition, furnish to the Collateral Trustee a description of the real properties and personal properties of such Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement or the real properties and personal properties so acquired, in each case in detail reasonably satisfactory to the Collateral Trustee,

(c)                                  within 30 days after (or such longer period as the Collateral Trustee may agree in its reasonable discretion) (i) acquisition of property by any Loan Party, duly execute and deliver, and cause each Loan Party to duly execute and deliver, to the Collateral Trustee such additional pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements (which, to the extent applicable and if relating to the type of Collateral the granting of a security interest in which can be effected through the execution of a Security Agreement Supplement or Intellectual Security Agreement Supplement (each as defined in the Security Agreement), shall be effected in such manner), as specified by, and in form and substance reasonably satisfactory to the Collateral Trustee, securing payment of all the Obligations of such Loan Party under the Loan Documents and constituting Liens on all such properties and (ii) such formation or acquisition of any new Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement, duly execute and deliver and cause such Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement and each Loan Party acquiring Equity Interests in such Subsidiary to duly execute and deliver to the Collateral Trustee Mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements (which, to the extent applicable and if relating to the type of Collateral the granting of a security interest in which can be effected through the execution of a Security Agreement Supplement or Intellectual Security Agreement Supplement shall be effected in such manner) as specified by, and in form and substance reasonably satisfactory to, the Collateral Trustee, securing payment of all of the obligations of such Subsidiary or Loan Party, respectively, under the Loan Documents,

(d)                                 within 30 days (or such longer period as the Collateral Trustee may agree in its reasonable discretion) after such formation or acquisition, take, and cause each Loan Party and each newly acquired or newly formed Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement to take or cause to be taken, whatever action (including, without limitation, the recording of Mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the reasonable opinion of the Collateral Trustee to vest in the Collateral Trustee (or in any representative of the Collateral Trustee designated by it) valid and subsisting Liens on the properties purported to be subject to the Mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements delivered pursuant to this Section 6.11, enforceable against all third parties in accordance with their terms,

(e)                                  within 30 days (or such longer period as the Collateral Trustee may agree in its reasonable discretion) after such formation or acquisition, deliver to the Collateral Trustee, upon the request of the Collateral Trustee in its reasonable discretion, a signed copy of a favorable opinion in customary form, addressed to the Collateral Trustee and the other Secured Parties, of counsel for the Loan Parties acceptable to the Collateral Trustee as to (1) the matters contained in clauses (a), (c) and (d) above, (2) such guaranties, guaranty supplements, Mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements being legal, valid and binding obligations of each Loan Party thereto enforceable in accordance with their terms, as to the matters contained in clause (d) above, (3) such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such properties, and (4) matters of corporate formalities as the Collateral Trustee may request and such other matters as the Collateral Trustee may reasonably request,

(f)                                    at any time and from time to time, promptly execute and deliver, and cause each Loan Party and each newly acquired or newly formed Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement to execute and deliver, any and all further instruments and documents and take, and cause each Loan Party and each newly acquired or newly formed Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement to take, all such other action as the Collateral Trustee may deem reasonably necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, Mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements, and

(g)                                 (i)  the Borrower shall provide the security interests and Guarantees set forth on Schedule 1 on or prior to the dates corresponding to such security interests and Guarantees set forth on Schedule 1; and

(ii)                                  after the Closing Date, promptly within sixty (60) days after the acquisition of any real property by any Loan Party, if such real property shall not already be subject to a perfected Lien pursuant to the Collateral and Guarantee Requirement, the Borrower shall give notice thereof to the Administrative Agent and promptly thereafter shall cause such real property to be subjected to a Lien to the extent required by the Collateral and Guarantee Requirement, and otherwise satisfy the Collateral and Guarantee Requirement with respect to such real property, and will take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent or the Collateral Trustee to grant and perfect or record such Lien.

(iii)                               In the case of any Collateral Access Lease entered into after the Closing Date, comply with the requirements set forth in Section 6.19 with respect to such lease during a period of sixty (60) days following the date of effectiveness of such lease.

Section 6.12                                Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, in a manner consistent with the uses set forth in the Preliminary Statements to this Agreement and as set forth in Section 5.20.

Section 6.13                                Further Assurances and Post-Closing Undertakings.  (a)  General Assurances.  (i)  Promptly upon request by any Agent, or any Lender through the Administrative Agent, correct, and cause each of its Subsidiaries promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof.

(ii)                                  Promptly upon request by any Agent, or any Lender through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, Mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

(b)                                 Account Control Agreements.  Within 60 days following the Closing Date, provide to the Collateral Trustee duly executed account control agreements with respect to pledged deposit accounts (other than accounts constituting payroll and accounts holding cash and Cash Equivalents of not more than $150,000 in the aggregate for more than two (2) consecutive Business Days for all Loan Parties) in form and substance reasonably satisfactory to the Collateral Trustee.

(c)                                  Certain Foreign Subsidiaries.  Upon the written request of the Administrative Agent following a Change in Law pursuant to which the Administrative Agent reasonably determines that the circumstances causing the undistributed earnings of any Foreign Subsidiary (as determined for United States federal income tax purposes) to be treated as a deemed dividend to the Borrower or any Domestic Subsidiary for U.S. federal income tax purposes or such other circumstances no longer subject the Borrower or any Domestic Subsidiary to liability for any additional United States income taxes by virtue of Section 956 of the Code or any other applicable provision of the Code (“CFC Pledge Restrictions”), unless (x) counsel for the Company reasonably acceptable to the Administrative Agent provides, within 60 days after such written request of the Administrative Agent, a written opinion addressed to the Borrower and the Administrative Agent, in form and substance mutually satisfactory to the Borrower and the Administrative Agent to the effect that, with respect to any direct Foreign Subsidiary of any Loan Party that has not already had all of the Equity Interests issued by it pledged pursuant to the Collateral Documents, a pledge of more than 66.0% of the total combined voting power of all classes of Equity Interests of such Foreign Subsidiary entitled to vote could reasonably be expected, despite such Change in Law, to continue to be subject to a CFC Pledge Restriction, then (y) that portion of such Foreign Subsidiary’s outstanding Equity Interests issued by such Foreign Subsidiary not theretofore pledged pursuant to the relevant Collateral Document shall be pledged to the Collateral Trustee for the benefit of the Secured Parties pursuant to a supplement to the relevant Collateral Document (or another pledge agreement in substantially identical form, if needed) to the extent that entering into such Collateral Document is permitted by the Laws of the respective foreign jurisdiction and with all documents delivered pursuant to this Section 6.13(c) to be in form, scope and substance reasonably satisfactory to the Collateral Trustee.

Section 6.14                                Taxes.  The Company will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, may reasonably be expected to become a lien or charge upon any properties of the Company or its Subsidiaries not otherwise permitted under this Agreement; provided, that, neither the Company nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

Section 6.15                                End of Fiscal Years; Fiscal Quarters.  The Borrower will cause (i) its and Parent’s fiscal year to end on or about December 31 of each calendar year and (ii) its and Parent’s fiscal quarters to end on or about March 31, June 30, September 30 and December 31 of each calendar year, in each case unless otherwise approved by the Administrative Agent.

Section 6.16                                Material Contracts.  Comply with all the terms and provisions of each Material Contract, except to the extent such failure to comply would not reasonably be expected to have a Material Adverse Effect.

Section 6.17                                Ratings.  Use reasonable efforts to maintain at all times (a) corporate family ratings from Moody’s and corporate credit ratings from S&P and (b) ratings for the Revolving Credit Facility from Moody’s and S&P.  The Borrower will promptly notify the Administrative Agent in the event of a downgrade in any of the foregoing ratings.

Section 6.18                                Compliance with Terms of Leaseholds.  Comply with all material obligations in respect of all leases of real property to which the Loan Parties or their respective Subsidiaries is a party, except to the extent such failure to comply would not reasonably be expected to have a Material Adverse Effect.

Section 6.19                                Collateral Access Agreements.  During the 60 day period following the Closing Date, the Borrower shall use commercially reasonable efforts to obtain collateral access agreements, in form and substance reasonably satisfactory to the Collateral Trustee, for any Collateral Access Leases, in each case executed by the lessor under the applicable real property lease.  Notwithstanding anything to the contrary in this Agreement, if the Borrower shall fail to obtain the collateral access agreement with respect to any such real property lease within the specified time period, after using commercially reasonable efforts to do so, the Borrower shall have no further obligation to execute and deliver to the Collateral Trustee the same and the condition set forth in this Section 6.19 with respect thereto shall be deemed to be satisfied by the Borrower.  The Borrower shall promptly, upon request, provide the Administrative Agent with a report in reasonable detail summarizing the commercially reasonable efforts undertaken to obtain the collateral access agreements referenced in this Section 6.19.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly:

Section 7.01                                Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)                                  Liens pursuant to any Loan Document, including Liens to secure the Senior Notes under the terms of the Collateral Documents;

(b)                                 Liens existing on the date hereof and listed on Schedule 7.01(b);

(c)                                  Liens for taxes, assessments or governmental charges which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(d)                                 statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, are unfiled (or if filed have been discharged or stayed) and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(e)                                  (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(f)                                    deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business in an aggregate amount not to exceed $25,000,000;

(g)                                 easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower or any Material Subsidiary;

(h)                                 Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(h);

(i)                                     Liens securing Indebtedness permitted under Section 7.03(e); provided, that, (i) such Liens attach concurrently with or within 120 days after the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits, and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capitalized Leases;

(j)                                     leases, licenses, subleases or sublicenses and Liens on the property covered thereby, in each case, granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or any Material Subsidiary or (ii) secure any Indebtedness;

(k)                                  Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(j) to be applied against the purchase price for such Investment and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(l)                                     Liens in favor of the Borrower or any Subsidiary securing Indebtedness permitted under Section 7.03(d); provided, that, no such Lien on assets of Loan Parties shall be permitted to secure Indebtedness owed by a Loan Party to any Non-Loan Party Subsidiary;

(m)                               Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary, in each case after the date hereof; provided, that, (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.03(e) or (g);

(n)                                 any interest or title of a lessor or sublessor under leases or subleases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(o)                                 Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(p)                                 any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower or any Material Subsidiary;

(q)                                 Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit issued for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods; or

(r)                                    the modification, replacement, renewal or extension of any Lien permitted by clauses (b), (i) and (m) of this Section 7.01; provided, that, (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof; and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(s)                                  ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(t)                                    Liens on property of a Non-Loan Party securing Indebtedness of Non-Loan Party Subsidiaries permitted to be incurred by Section 7.03;

(u)                                 Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(v)                                 Liens securing Indebtedness permitted pursuant to Section 7.03(n); and

(w)                               licenses of patents, trademarks and other Intellectual Property rights granted by the Borrower and its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the borrower or such Subsidiary.

Section 7.02                                Investments.  Make any Investments, except:

(a)                                  Investments by the Borrower or any of its Subsidiaries in Cash Equivalents;

(b)                                 loans or advances to officers, directors, partners and employees of the Borrower or its Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes in an amount not to exceed $1,000,000 in the aggregate outstanding at any time and (ii) in connection with such Person’s purchase of

Equity Interests of the Borrower (provided, that, the amount of such loans and advances shall be contributed to the Borrower in cash as common equity) in an aggregate principal amount outstanding not to exceed $1,000,000 in the aggregate;

(c)                                  asset purchases (including purchases of inventory, equipment, supplies and materials) and the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(d)                                 Investments (i) by any Loan Party in any other Loan Party, (ii) by any Subsidiary in any Loan Party and (iii) by any Non-Loan Party in any other Non-Loan Party;

(e)                                  Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(f)                                    Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions, Restricted Payments and Capital Expenditures permitted under Section 7.01, Section 7.03, Section 7.04, Section 7.05, Section 7.06, and Section 7.16, respectively; provided, however, that no Investments may be made solely pursuant to this Section 7.02(f);

(g)                                 Investments consisting of any modification, replacement, renewal, reinvestment or extension of any Investment existing on the date hereof; provided, that, the amount of any Investment permitted pursuant to this Section 7.02(g) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by this Section 7.02;

(h)                                 Investments in Swap Contracts permitted under Section 7.03(f);

(i)                                     promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(j)                                     the purchase or other acquisition of all or substantially all of the property and assets or businesses of any Person or of assets constituting a business unit, line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a Wholly-owned Subsidiary of the Borrower (including as a result of a merger or consolidation) (each, a “Permitted Acquisition”); provided, that:

(i)                                     such Person so purchased or otherwise acquired and the lines of business so purchased or acquired shall be in compliance with the requirements of Section 7.07;

(ii)                                  the Borrower, the applicable Loan Parties and such newly-acquired Subsidiary shall comply with the Collateral and Guarantee Requirements and the requirements of Section 6.11;

(iii)                               all transactions in connection with such acquisition shall be consummated, in all material respects, in accordance with Law and in conformity with all applicable Governmental Authorizations and shall be subject to all necessary corporate and board approvals;

(iv)                              immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Default shall have occurred and be continuing;

(v)                                 after giving Pro Forma Effect to any such purchase or other acquisition, the Borrower shall be in pro forma compliance with the Financial Covenants set forth in Section 7.13 and 7.14, with such compliance to be based on the most recently ended period of twelve fiscal months with respect to Pro Forma Adjustments to Consolidated Adjusted EBITDA;

(vi)                              the Borrower shall have delivered to the Administrative Agent, at least five Business Days prior to the date on which any such acquisition is to be consummated, (A) a certificate of a Responsible Officer certifying that all requirements set forth in this Section 7.02(j) have been satisfied or will be satisfied on or prior to the consummation of such acquisition, setting forth all relevant financial information with respect to such acquisition, including, without limitation, the aggregate consideration and other information required to demonstrate compliance with the Financial Covenants and (B) any such report or notice relating to matters required to be disclosed pursuant to Section 6.04(c)(iv);

(vii)                           at the time of such acquisition and immediately after giving effect thereto, the Borrower shall have available domestic unrestricted cash determined in accordance with GAAP, together with any undrawn amounts under the Revolving Credit Facility, in an aggregate amount of not less than $10,000,000;

(viii)                        the amount for all Permitted Acquisitions hereunder shall not at any time exceed $50,000,000 in the aggregate;

(k)                                  the Transaction;

(l)                                     Investments consisting of guarantees by any Loan Party of Indebtedness of any Non-Loan Party of the types referred to in Section 7.03(k) in an aggregate guaranteed amount not to exceed the greater of (i) $50,000,000 and (ii) 10% of consolidated total revenue for the Parent and its Subsidiaries for the trailing, twelve month period ending on the last day of the most recent fiscal quarter for which quarterly financial statements as set forth in Section 6.01(b) are available;

(m)                               Investments by Loan Parties in Non-Loan Parties so long as at the time such Investment is made the Net Investment in Non-Loan Parties is greater than zero;

(n)                                 so long as immediately before and after giving effect to any such Investment no Default has occurred and is continuing, other Investments that do not exceed $10,000,000 in the aggregate;

(o)                                 Investments held by any Subsidiary acquired after the Closing Date or of a corporation merged into the Borrower or merged or consolidated with any Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation and to the extent otherwise permitted under Section 7.02 (and not solely in reliance on this Section 7.02(o)); and

(p)                                 Guarantee Obligations of the Borrower or any Subsidiary in respect of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business.

Section 7.03                                Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                  Indebtedness of the Borrower and any of its Subsidiaries under the Loan Documents;

(b)                                 Indebtedness of the Borrower and any of its Subsidiaries under the Senior Notes and any Permitted Refinancing with respect thereto, provided that the aggregate principal amount of such Indebtedness shall not exceed $300,000,000 at any time (plus the amount of any reasonable and documented fees, commissions, discounts and other costs and expenses associated with any Permitted Refinancing of the Senior Notes, and any prepayment premiums);

(c)                                  Guarantee Obligations of the Borrower and its Subsidiaries in respect of Indebtedness of the Borrower or any Subsidiary otherwise permitted hereunder (except that a Non-Loan Party may not, by virtue of this Section 7.03(c), guarantee Indebtedness that such Non-Loan Party could not otherwise incur under this Section 7.03); provided, that, if the Indebtedness being guaranteed is subordinated to the Obligations, such Guarantee Obligation shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(d)                                 Indebtedness of any Subsidiary to the Borrower or to any other Subsidiary, or of Borrower to any Subsidiary; provided, that (i) all such Indebtedness shall be evidenced by promissory notes and, except with respect to any Indebtedness owing to any Non-Loan Party, all such notes shall be subject to the Collateral Requirement and shall be pledged to the Collateral Trustee as security for the Obligations hereunder and (ii) except with respect to intercompany Indebtedness among Non-Loan Parties, all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that is reasonably satisfactory to the Administrative Agent;

(e)                                  Indebtedness with respect to Capitalized Leases and purchase money Indebtedness and Indebtedness in an aggregate amount not exceed $30,000,000; provided, that, any such Indebtedness (i) in the case of Capitalized Leases or purchase money Indebtedness, shall be secured by the asset subject to such Capitalized Leases or acquired asset in connection with the incurrence of such Indebtedness, as the case may be, and (ii) in the case of purchase money Indebtedness, shall constitute not less than 75% of the aggregate consideration paid with respect to such asset;

(f)                                    Indebtedness in respect of Swap Contracts designed to hedge against interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(g)                                 Indebtedness in an aggregate amount not to exceed $10,000,000 at any one time outstanding (plus the amount of Indebtedness then otherwise permitted to be incurred at such time pursuant to this Section 7.03) assumed in connection with any Permitted Acquisition, provided, that, such Indebtedness (i) was not incurred in contemplation of such Permitted Acquisition, (ii) is secured only by the assets acquired in the applicable Permitted Acquisition (including any acquired Equity Interests), and (iii) both immediately prior and after giving effect thereto no Default shall exist or result therefrom;

(h)                                 Existing Indebtedness;

(i)                                     Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts incurred in the ordinary course;

(j)                                     Indebtedness incurred by the Borrower or any of its Subsidiaries in respect of letters of credit, bank guarantees, banker’s acceptances, warehouse receipts or similar instruments or premium financing arrangements incurred, issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(k)                                  obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(l)                                     Indebtedness supported by a Letter of Credit in a principal amount not to exceed the face amount of such Letter of Credit;

(m)                               Indebtedness incurred by a Non-Loan Party in an aggregate principal amount not to exceed $15,000,000 at any one time outstanding; and

(n)                                 additional Indebtedness (whether or not secured) in an aggregate principal amount not to exceed at any one time outstanding $15,000,000.

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (l) above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided, that, all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (a) of this Section 7.03.

Section 7.04                                Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)                                  any Subsidiary may merge with (i) the Borrower; provided, that, the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries; provided, that, when any Subsidiary that is a Loan Party is merging with another Subsidiary, a Loan Party shall be the continuing or surviving Person;

(b)                                 any Subsidiary that is not a Loan Party may merge or consolidate with or into any other Subsidiary that is not a Loan Party;

(c)                                  any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Subsidiary; provided, that, if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or

Indebtedness of a Subsidiary which is not a Loan Party in accordance with Section 7.02 and Section 7.03, respectively;

(d)                                 so long as no Default exists or would result therefrom, the Borrower may merge with any other Person in accordance with Section 7.02(j); provided, that, the Borrower shall be the continuing or surviving corporation;

(e)                                  so long as no Default exists or would result therefrom, any Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided, that, the continuing or surviving Person shall be a Subsidiary, which together with each of its Subsidiaries, shall have complied with the Collateral and Guarantee Requirements and the requirements of Section 6.11;

(f)                                    the Acquisition may be consummated; and

(g)                                 so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.04(c) or Section 7.05, may be effected.

Section 7.05                                Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)                                  Dispositions of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and its Subsidiaries;

(b)                                 Dispositions of inventory and immaterial assets in the ordinary course of business (including allowing any registrations or any applications for registration of any immaterial Intellectual Property to lapse or go abandoned in the ordinary course of business);

(c)                                  Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);

(d)                                 Dispositions of property to the Borrower or a Subsidiary; provided, that, if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02;

(e)                                  Dispositions permitted by Section 7.02, Section 7.04 and Section 7.06 and Liens permitted by Section 7.01;

(f)                                    Dispositions in the ordinary course of business of Cash Equivalents;

(g)                                 licenses granted to a Person of selected data from the Borrower’s and/or any Subsidiary’s data library in exchange for ownership of separate seismic data supplied by such Person, licenses of inventory or data assets, sales or grants of licenses or sublicenses to use any inventory, patents, trade secrets, know-how and other intellectual property, and other leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and consistent with past practice or which do not materially interfere with the business of the Borrower and its Subsidiaries;

(h)                                 transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(i)                                     Dispositions of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

(j)                                     the unwinding of any Swap Contract pursuant to its terms;

(k)                                  Permitted Sale Leasebacks in an aggregate total amount not to exceed $30,000,000 in any Fiscal Year;

(l)                                     Dispositions of other assets having an aggregate fair market value not to exceed $10,000,000 in any fiscal year; provided, that, (i) the purchase price paid to the Borrower or such Subsidiary for such asset shall be no less than the fair market value of such asset at the time of such sale and (ii) not less than 75% of the consideration for such disposition shall be paid in cash; and

(m)                               Dispositions of any assets acquired pursuant to a Permitted Acquisition;

provided, that, other than in respect of Dispositions specified under clauses (a), (b), (c), (d), (e), (f), (g), (h), (i), (j) and (k), the proceeds of any Dispositions permitted hereunder shall be applied in accordance with the requirements of Section 2.05(b)(i) to the extent not reinvested or for which no commitment for reinvestment has been made within 12 months of receipt thereof.

Section 7.06                                Restricted Payments.  Declare or make, or permit Parent to make, directly or indirectly, any Restricted Payment, except:

(a)                                  the Borrower may make Restricted Payments to the Parent, each Subsidiary may make Restricted Payments to the Parent, the Borrower and to other Subsidiaries that are Loan Parties and each Wholly-owned direct or indirect Non-Loan Party may make Restricted Payments to any other Wholly-owned direct or indirect Non-Loan Party;

(b)                                 the Parent and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;

(c)                                  to the extent constituting Restricted Payments, the Borrower and its Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.02, Section 7.04 or Section 7.08;

(d)                                 repurchases of Equity Interests in the ordinary course of business in the Borrower (or any direct or indirect parent thereof) or any Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(e)                                  the Borrower or any Subsidiary may, in good faith, make non-cash payments (or make non-cash Restricted Payments to allow any direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of it or any direct or indirect parent thereof held by any future, present or former employee, director, officer or consultant (or any Affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Borrower (or any direct or indirect parent of the Borrower) or any of its Subsidiaries pursuant to any employee, management or director equity plan, employee, management or director stock option plan or any other employee, management or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, officer or consultant of the Parent, the Borrower or any Subsidiary; provided, that, under this clause (e) the Parent and its Subsidiaries may make cash dividends or such other Restricted Payments after the Closing Date in an aggregate amount not to exceed (i) if the Total Leverage Ratio is equal to or greater than 1.50:1.00 on a Pro Forma basis, $1,000,000 in the aggregate or (ii) if the Total Leverage Ratio is less than 1.50:1.00 on a Pro Forma basis, $2,500,000 in the aggregate;

(f)                                    the Parent or any Subsidiary may pay any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(g)                                 the Parent may pay cash dividends or distributions on its Series C preferred stock and its Series B preferred stock;  provided that (x) immediately before and immediately after giving Pro Forma Effect to any such payment, no Default shall have occurred and be continuing; (y) after giving Pro Forma Effect to any such payment, the Borrower shall be in pro forma compliance with the Financial Covenants; and (z) at the time of such payment and immediately after giving effect thereto, the Borrower shall have no Borrowings outstanding under this Agreement determined on a Pro Forma Basis except for L/C Borrowings; and

(h)                                 so long as no Default has occurred and is continuing and the Total Leverage Ratio is less than 1.50:1.00 on a Pro Forma Basis, the Parent may make additional Restricted Payments in an aggregate amount not to exceed $1,000,000 in any fiscal year and $5,000,000 in the aggregate from the Closing Date.

Section 7.07                                Change in Nature of Business.  Engage in any line of business or activity other than those lines of business and activities conducted by the Borrower and its Subsidiaries on the date hereof or any business reasonably related or ancillary thereto.

Section 7.08                                Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than:

(a)                                  transactions on terms substantially as favorable to the Borrower or such  Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(b)                                 the Transaction and the payment of fees and expenses related to the Transaction;

(c)                                  equity issuances, repurchases, redemptions, retirements or other acquisitions or retirements of Equity Interests by the Borrower or any Subsidiary permitted under Section 7.06;

(d)                                 loans and other transactions by and among (i) Loan Parties and (ii) Non-Loan Parties to the extent permitted under this Article VII;

(e)                                  employment and severance arrangements between the Borrower or any of its Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements;

(f)                                    the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of the Borrower and its Subsidiaries or any direct or indirect parent of the Borrower in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries; and

(g)                                 dividends permitted under Section 7.06.

Section 7.09                                Prepayments, Etc. of Indebtedness; Amendments or Modification to Senior Note Documents.  (a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except: (i) the prepayment of the Loans in accordance with the terms of this Agreement, (ii) regularly scheduled or required repayments or redemptions of the Senior Notes and (iii) prepayment of the Senior Notes with proceeds of Indebtedness constituting a Permitted Refinancing or the issuance of Equity Interests provided that at the time of such prepayment and immediately after giving effect thereto there shall be not less than $10,000,000 in availability under this Agreement.

(b)                                 Amend, modify or change in any manner material and adverse to the Lenders any term or condition of the Senior Note Documents without the consent of the Required Lenders, or permit any of its Subsidiaries to do any of the foregoing other than to prepay any Indebtedness payable to the Borrower.

Section 7.10                                Negative Pledge.  Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (a) the Loan Documents, the Senior Note Documents, and any other agreements in favor of the Collateral Trustee or (b) prohibitions or conditions under (i) any purchase money or Indebtedness permitted by Section 7.03(e) solely to the extent that the agreement or instrument governing such Indebtedness prohibits a Lien on the property acquired with the proceeds of such Indebtedness, (ii) any Capitalized Lease permitted by Section 7.03(e) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto, (iii) by reason of customary provisions restricting pledges, assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets subject to such leases, licenses or similar agreements, as the case may be), (iv) any agreement entered into with respect to any multi-client data library transaction to the extent that such agreement prohibits or restricts the Borrower or its Subsidiaries from granting liens or security interests on or pledges of any such data or any deposit or securities accounts or the funds or other investment property held therein which constitutes prepayments by a client for such client’s respective share of the costs associated with such data library or of the price to be paid by such client for a license or other right to use such data, or (v) any Indebtedness outstanding on the date any Person first becomes a Subsidiary of the Borrower (so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower).

Section 7.11                                Partnerships, Etc.  Become a general partner in any general or limited partnership, or permit any of its Subsidiaries to do so, other than any Subsidiary the sole assets of which consist of its interest in such partnership.

Section 7.12                                Amendments to Constitutive Documents.  Amend, or permit any of its Subsidiaries to amend, its certificate of incorporation or bylaws or other constitutive documents in a manner material and adverse to the Lenders and the Agents.

Section 7.13                                Total Leverage Ratio.  Permit the Total Leverage Ratio for any Test Period ending on the last day of a fiscal quarter set forth below to be greater than the ratio set forth opposite such Test Period below:

Fiscal Quarter Ending	Total Leverage Ratio
June 30, 2010	3.95:1.00
September 30, 2010	3.00:1.00
December 31, 2010	2.75:1.00
March 31, 2011 and the last day of each fiscal quarter thereafter	2.50:1.00

Section 7.14                                Interest Coverage Ratio.  Permit the Interest Coverage Ratio for any Test Period ending on the last of day of each fiscal quarter beginning with the fiscal quarter ending June 30, 2010 to be less than 2.50:1.00.

Section 7.15                                Fixed Charge Coverage Ratio.  Permit the Fixed Charge Coverage Ratio for any Test Period ending on the last day of each fiscal quarter, beginning with the fiscal quarter ending June 30, 2010 to be less than (i) 1.25:1.00 for the fiscal quarter ending June 30, 2010, and (ii) 1.50:1.00 for each fiscal quarter ending thereafter.

Section 7.16                                Capital Expenditures.  Make, or permit any of its Subsidiaries to make, any Capital Expenditures that would cause the aggregate of all such Capital Expenditures made by the Parent and its Subsidiaries in each Fiscal Year beginning with Fiscal Year 2010 and ending with Fiscal Year ending 2013 to exceed $150,000,000 (the “Base Amount”); provided, that if, for any such Fiscal Year, the Base Amount exceeds the aggregate amount of Capital Expenditures made by the Borrower and its Subsidiaries, as determined on a consolidated basis during such Fiscal Year (the amount of such excess being the “Excess Amount”), the Base Amount for the following Fiscal Year shall be automatically adjusted to be equal to the sum of the Base Amount for such year plus such Excess Amount; provided further, that solely for purposes of determining compliance with the Financial Covenant set forth in this Section 7.16, any Capital Expenditures related to  the prefunded amount of any investment in a multi-client data acquisition  program shall be excluded from the calculation of Capital Expenditures if such multi-client program is at least 75% prefunded at the time that surveying commences for such program, provided that the non-prefunded amount of any such multi-client program shall not exceed $5,000,000 in the aggregate for any such program.

ARTICLE VIII

[RESERVED]

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

Section 9.01                                Events of Default.  Any of the following events referred to in any of clauses (a) through (l) inclusive of this Section 9.01 shall constitute an “Event of Default”:

(a)                                  Non-Payment.  Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b)                                 Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a) or Section 6.05 (solely with respect to the Borrower), Section 6.12 or Article VII; or

(c)                                  Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 9.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Borrower of written notice thereof by the Administrative Agent or the Required Lenders; or

(d)                                 Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)                                  Cross-Default.  Any Loan Party or any Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, all such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem all such Indebtedness to be made, prior to its stated maturity; or

(f)                                    Insolvency Proceedings, Etc.  Any Loan Party or any of the Material Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days; or an order for relief is entered in any such proceeding; or

(g)                                 Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process in respect of a claim in excess of the Threshold Amount is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated, stayed or fully bonded within sixty (60) days after its issue or levy; or

(h)                                 Judgments.  There is entered against any Loan Party or any Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i)                                     ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Loan Party or ERISA Affiliate under Title IV of ERISA in an aggregate amount which would reasonably be expected to exceed the Threshold Amount, (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to exceed the Threshold Amount, (iii) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an aggregate amount which would reasonably be expected to exceed the Threshold Amount; or (iv) a termination, withdrawal or noncompliance with applicable law or plan terms or termination, withdrawal or other event similar to an ERISA Event occurs with respect to a Foreign Plan that would reasonably be expected to exceed the Threshold Amount; or

(j)                                     Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports to revoke or rescind any Loan Document; or

(k)                                  Change of Control.  There occurs any Change of Control; or

(l)                                     Liens.  Any Collateral Document or financing statement after delivery thereof pursuant to Section 4.01 or Section 6.11 and, to the extent applicable, timely and proper filing thereof with applicable authorities, shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in the Collateral having an aggregate fair market value in excess of $250,000 purported to be covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent and the Collateral Trustee to maintain possession of certificates actually received by it representing securities pledged under the Collateral Documents or to file Uniform

Commercial Code continuation statements in the applicable jurisdictions as required under the UCC to continue the perfection of such security interest or the equivalent in the applicable jurisdiction.

Section 9.02                                Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(a)                                  declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligations shall be terminated;

(b)                                 declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)                                  require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)                                 exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided, that upon the occurrence of an Event of Default under Section 9.01(f) with respect to the Borrower, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of any Agent or any Lender.

Section 9.03                                Application of Funds.  If the circumstances described in Section 2.12(g) have occurred, or after the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), including in any bankruptcy or insolvency proceeding, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 11.04 and amounts payable under Article III) payable to each Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 11.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest (including, but not limited to, post-petition interest), ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal, Unreimbursed Amounts or face amounts of the Loans, L/C Borrowings and Swap Termination Value under Secured Hedge Agreements and Cash Management Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above, together with any amounts in the Cash Collateral Account provided in respect of the L/C Exposure of any Defaulting Lender pursuant to Section 2.15, shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower.

ARTICLE X

ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 10.01                          Appointment and Authorization of Agents.  (a)  Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained in this Agreement or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Notwithstanding any provision contained in this Agreement providing for any action in the Administrative Agent’s reasonable discretion or approval of any action or matter in the Administrative Agent’s reasonable satisfaction, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loans Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law.  The Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any other Loan Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any other Agent-Related Person in any capacity.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(b)                                 Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article X with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article X and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c)                                  The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, L/C Issuer (if applicable) and a potential Hedge Bank or Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest, charge or other Lien created by the Collateral Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article X (including Section 10.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(d)                                 U.S. Bank National Association shall act as the “collateral trustee” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, L/C Issuer (if applicable) and a potential Hedge Bank or Cash Management Bank) hereby acknowledges the appointment and authorization of U.S. Bank National Association by the Administrative Agent as a “Secured Party” pursuant to and in respect of the Collateral Trust and Intercreditor Agreement to act as the agent of (and to hold any security interest, charge or other Lien created by the Collateral Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, U.S. Bank National Association, as “collateral trustee” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article X (including Section 10.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral trustee” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 10.02                          Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through Affiliates, agents, employees or attorneys-in-fact, such sub-agents as shall be deemed necessary by the Administrative Agent, and shall be entitled to advice of counsel, both internal and external, and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

Section 10.03                          Liability of Agents.  No Agent-Related Person shall (a) be liable to any Lender for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

Section 10.04                          Reliance by Agents.  (a)  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent.  Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)                                 For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 10.05                          Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default”.  The Administrative Agent will promptly notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article IX; provided, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 10.06                          Credit Decision; Disclosure of Information by Agents.  Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession.  Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 10.07                          Indemnification of Agents.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities to the extent incurred by it; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction; provided, that, no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.07.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 10.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided, that, such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto, if any.  The undertaking in this Section 10.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

Section 10.08                          Agents in their Individual Capacities.  Royal Bank and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Royal Bank were not the Administrative Agent hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, Royal Bank or its Affiliates may receive information regarding any Loan Party or any Affiliate of a Loan Party (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.  With respect to its Loans, Royal Bank shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include Royal Bank in its individual capacity.

Section 10.09                          Successor Agents.  The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrower.  If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint a successor agent for the Lenders, which appointment of a successor agent shall require the consent of the Borrower at all times other than during the existence of an Event of Default under Section 9.01 (a), (f) or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed).  If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and, if no Default has occurred and is continuing, the Borrower, a successor agent from among the Lenders.  If the Administrative Agent becomes a Defaulting Agent, the Borrower may at its option appoint a successor agent to replace the Defaulting Agent, and such successor agent shall be appointed from among the Lenders; provided, that such Lender is a commercial bank organized under the Laws of the United States, any State thereof or the District of Columbia or any other country that is a member of the Organization for Economic Cooperation and Development, so long as such bank will act in such capacity through a branch or agency located in the United States and has combined capital and surplus of at least $1,000,000,000.  Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent”, shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated.  After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article X and Section 11.04 and Section 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.  If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  Lenders assuming the role of Administrative Agent as specified in the immediately preceding sentence shall assume the rights and obligations of the Administrative Agent (including the indemnification provisions set forth in Section 10.07) as if each such Lender were the Administrative Agent.  Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may reasonably request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.

Section 10.10                          Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.09 and Section 11.04) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c)                                  any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due to the Administrative Agent under Section 2.09 and Section 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10.11                          Release of Collateral and Guaranty.  (a)  The Lenders irrevocably agree that any Lien on any property granted to or held by the Collateral Trustee under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all

Obligations (other than (A) obligations under Secured Hedge Agreements not yet due and payable, (B) Cash Management Obligations not yet due and payable and (C) contingent indemnification obligations not yet accrued and payable), the expiration or termination of all Letters of Credit (unless the Letters of Credit in the Outstanding Amount of the L/C Obligations related thereto have been Cash Collateralized up to 102% of such Outstanding Amounts or if a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place) and any other obligation (including a guarantee that is contingent in nature), (ii) upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral) in accordance with the terms of the Loan Documents, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (b) below.  The Collateral Trustee will, at the Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents.

(b)                                 That any Guarantor shall be automatically released from its obligations under the Guaranty if (i) in the case of any Subsidiary, such Person ceases to be a Material Subsidiary of the Company (as certified by a Responsible Officer and subject to the maximum aggregate percentage in respect of Immaterial Subsidiaries specified in the definition of Immaterial Subsidiary) and the Borrower notifies the Administrative Agent in writing that it wishes such Guarantor to be released from its obligations under the Guaranty or (ii) the termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) obligations under Secured Hedge Agreements not yet due and payable, (B) Cash Management Obligations not yet due and payable and (C) contingent indemnification obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit (unless the Letters of Credit in the Outstanding Amount of the L/C Obligations related thereto have been Cash Collateralized or if a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place) and any other obligation (including a guarantee that is contingent in nature).

Section 10.12                          Other Agents; Arrangers and Managers.  None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent”, or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 10.13                          Appointment of Supplemental Administrative Agents.  (a)  It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction.  It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, collateral trustee, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b)                                 In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article X and of Section 11.04 and Section 11.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c)                                  Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent.  In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

ARTICLE XI

MISCELLANEOUS

Section 11.01                          Amendments, Etc.  No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:

(a)                                  no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders (other than any Lender that is, at such time, a Defaulting Lender), do any of the following at any time:

(i)                                     change the percentage of (x) the Commitments, (y) the aggregate unpaid principal amount of Loans or (z) the aggregate Available Amount of outstanding Letters of Credit that, in each case, shall be required for the Lenders or any of them to take any action hereunder,

(ii)                                  release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the Obligations owing to the Agents and the Lenders under the Guaranties) if such release or limitation is in respect of all or substantially all of the value of the Guaranties to the Lenders,

(iii)                               release all or substantially all of the Collateral in any transaction or series of related transactions, or

(iv)                              amend any provision of this Section 11.01, the definition of “Required Lenders,” “ Pro Rata Share,” Section 2.05(b)(vi), Section 2.06(c) or Section 9.03;

(b)                                 no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender specified below for such amendment, waiver or consent:

(i)                                     increase or extend the Revolving Credit Commitments of a Lender without the consent of such Lender;

(ii)                                  reduce the principal of, or stated rate of interest on, or stated premium payable on, the Loans owed to a Lender or any fees or other amounts stated to be payable hereunder or under the other Loan Documents to such Lender without the consent of such Lender; or

(iii)                              postpone any date scheduled for any payment of principal of, or interest on, the Loans pursuant to Section 2.07 or Section 2.08, any date scheduled for payment or for any date fixed for any payment of fees (including Participation Fees) hereunder in each case payable to a Lender without the consent of such Lender; or

(iv)                              change the order of application of any reduction in the Revolving Credit Commitments or any prepayment of Loans from the application thereof set forth in the applicable provisions of Section 2.05(b)(x) in any manner that materially and adversely affects the Lenders without the consent of holders of a majority of the Revolving Credit Commitments or Loans; and

(c)                                  no amendment, waiver or consent shall change or amend any provision of Section 2.13 without the consent of the Lenders holding at least 66 2/3% of the Total Facility Exposure, but excluding any Defaulting Lenders.

provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above to take such action, affect the rights or obligations of the L/C Issuer under this Agreement; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Loan Documents.

Notwithstanding anything to the contrary contained in this Section 11.01, any guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent acting on the advice of counsel and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent acting on the advice of counsel at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order to (i) cure ambiguities, omissions, mistakes or defects or (ii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

Section 11.02                          Notices and Other Communications; Facsimile and Electronic Copies.  (a)  General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission) (and, as to service of process, only in writing and in accordance with applicable law) and, to the extent set forth in Section 11.02(e), in an electronic medium and delivered as set forth in Section 11.02(e).  All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Borrower, the Administrative Agent or an L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties from time to time; and

(ii)                                  if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a written notice to the Borrower, the Administrative Agent and the L/C Issuer.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 11.02(b)), when delivered; provided, that, notices and other communications to the Borrower, Administrative Agent and the L/C Issuer pursuant to Article II shall not be effective until actually received by such Person during the person’s normal business hours. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b)                                 Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile or electronic transmission of a .pdf copy; provided that original copies are delivered promptly thereafter.

(c)                                  Reliance by Agents and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct.  All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(d)                                 Notice to other Loan Parties.  The Borrower agrees that notices to be given to any other Loan Party under this Agreement or any other Loan Document may be given to the Borrower in accordance with the provisions of this Section 11.02 with the same effect as if given to such other Loan Party in accordance with the terms hereunder or thereunder.

(e)                                  The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a Conversion of an existing, Borrowing or other Extension of Credit (including any election of an interest rate or interest period relating thereto),

(ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other Extension of Credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to an electronic mail address specified by the Administrative Agent to the Borrower. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.  The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”).

(f)                                    THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(g)                                 The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.  Each Lender  agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.  Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.  Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

(h)                                 Each Loan Party hereby acknowledges that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to any Loan Party or its securities) (each, a “Public Lender”).  Each Loan Party hereby agrees that (i) Communications that are to be made available on the Platform to Public Lenders who notify the Borrower and the Administrative Agent of such Lender’s status as a Public Lender shall be clearly and conspicuously marked by such Loan Party as “PUBLIC,” which, at a minimum, shall mean that the word

“PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” each Loan Party shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Communications as either publicly available information or not material information (although it may contain sensitive business information and remains subject to the confidentiality undertakings of Section 11.08) with respect to such Loan Party or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information,” and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

(i)                                     EACH LENDER ACKNOWLEDGES THAT UNITED STATES FEDERAL AND STATE SECURITIES LAWS PROHIBIT ANY PERSON WITH MATERIAL, NON-PUBLIC INFORMATION ABOUT AN ISSUER FROM PURCHASING OR SELLING SECURITIES OF SUCH ISSUER OR, SUBJECT TO CERTAIN LIMITED EXCEPTIONS, FROM COMMUNICATING SUCH INFORMATION TO ANY OTHER PERSON.  EACH LENDER AGREES TO COMPLY WITH APPLICABLE LAW AND ITS RESPECTIVE CONTRACTUAL OBLIGATIONS WITH RESPECT TO CONFIDENTIAL AND MATERIAL NON-PUBLIC INFORMATION.  Each Lender that is not a Public Lender confirms to the Administrative Agent that such Lender has adopted and will maintain internal policies and procedures reasonably designed to permit such Lender to take delivery of Restricting Information (as defined below) and maintain its compliance with applicable law and its respective contractual obligations with respect to confidential and material non-public information.  A Public Lender may elect not to receive Communications and Information that contains material non-public information with respect to the Loan Parties or their securities (such Communications and Information, collectively, “Restricting Information”), in which case it will identify itself to the Administrative Agent as a Public Lender.  Such Public Lender shall not take delivery of Restricting Information and shall not participate in conversations or other interactions with the Agent Parties, any Lender or any Loan Party concerning the Facility in which Restricting Information may be discussed.  No Agent Party, however, shall by making any Communications and Information (including Restricting Information) available to a Lender (including any Public Lender), by participating in any conversations or other interactions with a Lender (including any Public Lender) or otherwise, be responsible or liable in any way for any decision a Lender (including any Public Lender) may make to limit or to not limit its access to the Communications and Information.  In particular, no Agent Party shall have, and the Administrative Agent, on behalf of all Agent Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender (including any Public Lender) has elected to receive Restricting Information, such Lender’s policies or procedures regarding the safeguarding of material nonpublic information or such Lender’s compliance with applicable laws related thereto.  Each Public Lender acknowledges that circumstances may arise that require it to refer to Communications and Information that might contain Restricting Information.  Accordingly, each Public Lender agrees that it will nominate at least one designee to receive Communications and Information (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Public Lender’s Administrative Questionnaire.  Each Public Lender agrees to notify the Administrative Agent in writing from time to time of such Public Lender’s designee’s address to which notice of the availability of Restricting Information may be sent.  Each Public Lender confirms to the Administrative Agent and the Lenders that are not Public Lenders that such Public Lender understands and agrees that the Administrative Agent and such other Lenders may have access to Restricting Information that is not available to such Public Lender and that such Public Lender has elected to make its decision to enter into this Agreement and to take or not take action under or based upon this Agreement, any other Loan Document or related agreement knowing that, so long as such Person remains a Public Lender, it does not and will not be provided access to such Restricting Information.  Nothing in this Section 11.02(i) shall modify or limit a Lender’s (including any Public Lender) obligations under Section 11.08 with regard to Communications and

Information and the maintenance of the confidentiality of or other treatment of Communications or Information.

Section 11.03                          No Waiver; Cumulative Remedies.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 11.04                          Attorney Costs and Expenses.  The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Lead Arranger for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, syndication, execution, delivery and administration of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), including all Attorney Costs of Shearman & Sterling LLP and other local and foreign counsel in each relevant jurisdiction, and (b) to pay or reimburse the Administrative Agent, the Lead Arranger and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all costs and expenses incurred in connection with any workout or restructuring in respect of the Loans, all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including (i) prior to the occurrence and continuance of an Event of Default, one counsel to the Administrative Agent and the Lenders (and one local counsel in each applicable jurisdiction and, in the event of any actual conflict of interest, one additional counsel to the affected parties) and (ii) after an Event of Default has occurred and is continuing, all Attorney Costs of counsel to the Agents and the Lenders.  The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documented out-of-pocket expenses incurred by any Agent.  The agreements in this Section 11.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.  All amounts due under this Section 11.04 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail.  If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

Section 11.05                          Indemnification by the Borrower.  Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, taxes, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including (a) prior to the occurrence and continuance of an Event of Default, one counsel to the Administrative Agent and the Lenders (and one local counsel in each applicable jurisdiction and, in the event of any actual conflict of interest, one additional counsel to the affected parties) and (b) after an Event of Default has occurred and is continuing, all Attorney Costs of counsel to the Agents and the Lenders of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or alleged presence or release of Hazardous Materials on, at, under or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related to the Borrower, any Subsidiary or any other Loan Party, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee and whether brought by an Indemnified Party, a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnified Party is a party thereto and whether or not any of the transactions contemplated hereby are consummated; provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee as determined by a final non-appealable judgment of a court of competent jurisdiction. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document.  All amounts due under this Section 11.05 shall be paid within ten (10) Business Days after demand therefor.  The agreements in this Section 11.05 shall survive the resignation of any Agent, the replacement of any Lender or any L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 11.06                          Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate.

Section 11.07                          Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, except as otherwise provided herein (including without limitation as permitted under Section 7.04), neither the Parent nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the requirements of Section 11.07(b), (ii) by way of participation in accordance with the provisions of Section 11.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.07(g) or (iv) to an SPC in accordance with the provisions of Section 11.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in

Section 11.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 11.07(b), participations in L/C Obligations) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)                              the Borrower (such consent not to be unreasonably withheld); provided, that, no consent of the Borrower shall be required for an assignment of Revolving Credit Commitments to (1) a Lender, an Affiliate of a Lender, an Approved Fund relating thereto, (2) if a Default has occurred and is continuing, any Assignee or (3) prior to the completion of the primary syndication of the Revolving Credit Facility; and

(B)                                the L/C Issuer.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                              except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment or Revolving Credit Loans, the amount of the Revolving Credit Commitment or Revolving Credit Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless the Borrower and the Administrative Agent otherwise consents, provided, that, (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)                                the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption;

(C)                                the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any documentation required by Section 3.01(f); and

(D)                               notwithstanding anything to the contrary set forth in this  Section 11.07, no Loan Party shall be an Assignee hereunder.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.07(d) and receipt by the Administrative Agent from the parties to each assignment of a processing and recordation fee of $3,500, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be party to this Agreement as a Lender with respect to the interest assigned and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement in addition to any rights and obligations otherwise held by such assignee as a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05,

11.04 and 11.05).  Upon request, and the surrender by the assigning Lender of its Note (if any), the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall not be an effective assignment hereunder.

(c)                                  The L/C Issuer may assign to one or more Eligible Assignees (other than an Approved Fund) all or a portion of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, that (i) each such assignment shall be to an Eligible Assignee (other than an Approved Fund) and (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption, together with a processing and recordation fee of $3,500.

(d)                                 The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts) and L/C Borrowings, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 11.01(a), (b) or (c) that directly affects such Participant.  Subject to Section 11.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 (subject to the requirements of Section 3.01(e) and Section 3.01(f)), 3.04 and 3.05 (through the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.07(b).  To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender; provided, that, such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Any Lender that sells participations shall maintain a register meeting the requirements of Treasury Regulation Section 5f.103-1(c) (or any successor regulation), on which it enters the name and the address of each Participant and the principal amounts of each Participant’s participation interest in the Commitments and/or Loans (or other rights or obligations) held by it (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation interest as the owner thereof for all purposes notwithstanding any notice to the contrary.  In maintaining the Participant Register, such Lender shall be acting as the agent of the Borrower solely for purposes of

Treasury Regulation Section 5f.103-1(c) and undertakes no other duty, responsibility or obligation to the Borrower (including, without limitation, in no event shall such Lender be considered a fiduciary of the Borrower for any purpose).  In addition to maintaining the Participant Register, such Lender shall, upon request, show the Participant Register to the Borrower.

(e)                                  A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(f)                                    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                 Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable and such liability shall remain with the Granting Lender, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee Obligation or credit or liquidity enhancement to such SPC.

(h)                                 Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided, that, unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 11.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(i)                                    Notwithstanding anything to the contrary contained herein, any L/C Issuer may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as an L/C Issuer; provided, that, on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer shall have identified, in consultation with the Borrower or a successor L/C Issuer willing to accept its appointment as successor L/C Issuer.  In the event of any such resignation of an L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer hereunder; provided, that, no failure by the Borrower to appoint any such successor shall affect the resignation of the relevant L/C Issuer.  If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).

Section 11.08                          Confidentiality.  Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information and to not use or disclose such information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority or examiner regulating any Lender; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) to any pledgee referred to in Section 11.07(g) or Section 11.07(i), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 11.08 by the disclosing party; (h) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); or (i) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder.  In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions.  For the purposes of this Section 11.08, “Information” means all information received from any Loan Party or its Affiliates or its Affiliates’ directors, officers, employees, trustees, investment advisors or agents, relating to the Parent, the Borrower or any of their subsidiaries or their business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 11.08, including, without limitation, information delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.

Section 11.09                          Setoff.  In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates and each L/C Issuer and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or such L/C Issuer and its Affiliates, as the case may be, to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or such L/C Issuer and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness.  Each Lender and L/C Issuer agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender or L/C Issuer, as the case may be; provided, that, the failure to give such notice shall not affect the validity of such setoff and application.  The rights of the Administrative Agent, each Lender and each L/C Issuer under this Section 11.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender and such L/C Issuer may have.

Section 11.10                          Counterparts.  This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery by facsimile transmission or electronic transmission of a .pdf copy of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document; provided, that, original signatures shall be promptly delivered thereafter, it being understood that that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by facsimile or electronic transmission.

Section 11.11                          Integration.  This Agreement, together with the other Loan Documents and the Fee Letter, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided, that, the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 11.12                          Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 11.13                          Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.14                          GOVERNING LAW.  (a)  THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCEPT, WITH RESPECT TO ANY OTHER LOAN DOCUMENT, AS OTHERWISE EXPRESSLY PROVIDED THEREIN).

(b)                                 ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW

EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  THE BORROWER, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

Section 11.15                          WAIVER OF RIGHT TO TRIAL BY JURY.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 11.16                          Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent shall have been notified by each Lender and L/C Issuer that each such Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

Section 11.17                          Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent would purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

Section 11.18                          Lender Action.  Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents or the Secured Hedge Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent.  The provisions of this Section 11.18 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 11.19                          USA PATRIOT Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA PATRIOT Act.  The Borrower agrees to provide, and to cause each other Loan Party to provide, such information promptly upon request.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GEOKINETICS HOLDINGS USA, INC.,
as Borrower,

By:	/s/ Scott McCurdy
	Name:	Scott McCurdy
	Title:	Vice President

ROYAL BANK OF CANADA
as Administrative Agent and Collateral Agent

By:	/s/ Ann Hurley
	Name:	Ann Hurley
	Title	Manager, Agency

ROYAL BANK OF CANADA,
and as a Lender

By:	/s/ Jay T. Sartain
	Name:	Jay T. Sartain
	Title:	Authorized Signatory

ROYAL BANK OF CANADA,
as L/C Issuer

By:	/s/ Jay T. Sartain
	Name:	Jay T. Sartain
	Title:	Authorized Signatory

Capital One, N.A.,
as Lender

By:	/s/ Don Backer
	Name:	Don Backer
	Title:	Senior Vice President

PNC BANK, NATIONAL ASSOCIATION
as a Lender

By:	/s/ Andrew S. Bae
	Name:	Andrew S. Bae
	Title:	Vice President

Siemens Financial Services,
as Lender

By:	/s/ Doug Maher
	Name:	Doug Maher
	Title:	Managing Director

By:	/s/ Carol Walters
	Name:	Carol Walters
	Title:	Vice President-Documentation

EXHIBIT A

FORM OF LOAN NOTICE

[Date]

Royal Bank of Canada,

as Administrative Agent under the Credit Agreement

referred to below

P.O. Box 50, 200 Bay Street
Royal Bank Plaza
12th Floor, South Tower
Toronto, Ontario M5J 2W7
Attention:	Manager, Agency Service Group
Facsimile:	(416) 842-4023

Ladies and Gentlemen:

The undersigned, Geokinetics Holdings USA, Inc. (the “Borrower”), refers to the Credit Agreement dated as of February 12, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders party thereto, Royal Bank of Canada, as Collateral Agent and Administrative Agent for the Lenders and RBC Capital Markets, as Sole Lead Arranger and Bookrunner, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a [Borrowing] [conversion] [continuation] [L/C Credit Extension] under the Credit Agreement, and in that connection sets forth below the information relating to such [Borrowing] [conversion] [continuation] [L/C Credit Extension] (the “Proposed [Borrowing] [conversion] [continuation] [L/C Credit Extension]”) as required by [Section 2.02(a)] [Section 2.03(b)] of the Credit Agreement:

[For a Borrowing:

(a)           Aggregate or Face Amount of [Borrowing] [conversion] [continuation]: $

(b)           Date of [Borrowing] [conversion] [continuation] (which shall be a Business Day):

(c)           Type of Borrowing (Base Rate or Eurodollar Rate):

(d)           [Interest Period (if a Eurodollar Rate Loan):(1)                     ]]

(1)           As to each Eurodollar Rate Loan, an Interest Period may be one, two or three months and such other shorter interest period as may be permitted by the Lenders and the Administrative Agent.

[For an L/C Credit Extension [Borrower must submit a Loan Notice for each issuance, extension of the expiry date, renewal or increase of the amount of each Letter of Credit]:

(a)           Face Amount of Letter of Credit: $

(b)           Drawing Date (which shall be a Business Day):

(c)           Expiry Date(2):                              ]

[The undersigned hereby certifies that the following statements will be true on the date of the Proposed Borrowing:

(A)          [Subject to the Conditions Precedent to Credit Extensions,](3) the representations and warranties contained in each Loan Document are correct in all material respects on and as of the date of the Proposed Borrowing, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of the Proposed Borrowing, in which case, as of such specific date.

(B)           No Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom.](4)

(2) This date must be at least five Business Days prior to the scheduled Maturity Date in effect for the Revolving Credit Facility.

(3) Insert if the Proposed Borrowing is the Initial Extension of Credit.

(4) Insert if Proposed Borrowing.

Delivery of an executed counterpart of this Loan Notice by telecopier shall be effective as delivery of an original executed counterpart of this Loan Notice.

Very truly yours,

GEOKINETICS HOLDINGS USA, INC.

By
Name:
Title:

EXHIBIT B

FORM OF PREPAYMENT NOTICE

Royal Bank of Canada,

as Administrative Agent under the Credit Agreement

referred to below

P.O. Box 50, 200 Bay Street
Royal Bank Plaza
12th Floor, South Tower
Toronto, Ontario M5J 2W7
Attention:	Manager, Agency Service Group
Facsimile:	(416) 842-4023

Ladies and Gentlemen:

The undersigned, Geokinetics Holdings USA, Inc. (the “Borrower”), refers to the Credit Agreement dated as of February 12, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders party thereto, Royal Bank of Canada, as Collateral Agent and Administrative Agent for the Lenders and RBC Capital Markets, as Sole Lead Arranger and Bookrunner, and hereby gives you notice that, pursuant to Section 2.05[(a)][(b)] of the Credit Agreement, on [date](5), the undersigned intends to [prepay/permanently reduce] the Revolving Credit Loans, in the amount of $                     (6).

Very truly yours,

GEOKINETICS HOLDINGS USA, INC.

By
Name:
Title:

(5)           Must be a date at least five Business Days following notice of prepayment in the case of a mandatory prepayment pursuant to Section 2.05(b); must be a date at least three Business Days following date of  notice of prepayment in the case of a voluntary prepayment of Eurodollar Rate Loans under Section 2.05(a); and must be a date at least one Business Day following the date of the notice of prepayment in the case of a voluntary prepayment of a Base Rate Loan under Section 2.05(a).

(6)           Prepayments must be in a minimum principal amount of (i) $1,000,000 or a whole multiple of $500,000 in excess thereof for Eurodollar Rate Loans or (ii) $500,000 or a whole multiple of $100,000 in excess thereof for Base Rate Loans; or, in each case, if less, the entire principal amount thereof then outstanding.

EXHIBIT C

FORM OF NOTE

$	Dated: , 20

FOR VALUE RECEIVED, the undersigned, Geokinetics Holdings USA, Inc., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY                                          or its registered assigns (the “Lender”) for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below; terms defined therein, unless otherwise defined herein, being used herein as therein defined) on the Maturity Date the aggregate principal amount of the Revolving Credit Loans and the L/C Advances owing to the Lender by the Borrower pursuant to the Credit Agreement dated as of February 12, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the Lenders party thereto, Royal Bank of Canada, as Collateral Agent and Administrative Agent for the Lenders and RBC Capital Markets, as Sole Lead Arranger and Bookrunner.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan and L/C Advance from the date of such Revolving Credit Loan or L/C Advance, as the case may be, until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Royal Bank of Canada, as Administrative Agent, at such office and in the manner specified in the Credit Agreement.  Each Revolving Credit Loan and L/C Advance owing to the Lender by the Borrower, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Note; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Note and the other Loan Documents.

This promissory note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement.  The Credit Agreement, among other things, (i) provides for the making of Revolving Credit Loans or L/C Advances by the Lender to or for the benefit of the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Credit Loan and L/C Advance being evidenced by this Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.  The Obligations of the Borrower under this Note and the other Loan Documents, and the Obligations of the other Loan Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

This Note may not be transferred or assigned by the Lender to any Person EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.  The rights evidenced by this Note to receive principal and interest may only be transferred if the transfer is registered on a record of ownership and the transferee is identified as the owner of an interest in the obligation pursuant to SECTION 11.07 OF THE CREDIT AGREEMENT.  This Note may not at any time be endorsed to, or to the order of, bearer.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

GEOKINETICS HOLDINGS USA, INC.

By
Name:
Title:

LOANS OR ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan or Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1.             I am the Chief Financial Officer of GEOKINETICS HOLDINGS USA, INC. (the “Parent”).

2.             I have reviewed the terms of that certain Credit Agreement, dated as of February 12, 2010 (the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), among Geokinetics Holdings USA, Inc. (the “Borrower”), the Lenders party thereto, Royal Bank of Canada, as Collateral Agent and Administrative Agent for the Lenders and RBC Capital Markets, as Sole Lead Arranger and Bookrunner.

3.     [Use following paragraph 3 for annual financial statements]This Certificate is delivered in conjunction with the annual audited consolidated financial statements for the Parent and its Subsidiaries for the Fiscal Year of the Parent ended as of                           , 20     required to be delivered by Section 6.01(a) of the Credit Agreement, together with the report and opinion of an independent registered public accounting firm of nationally recognized standing.][Use following paragraph 3 for fiscal quarter-end financial statements] [This Certificate is delivered in conjunction with the consolidated balance sheet and the related consolidated statement of income or operations and a consolidated statement of cash flows of the Parent and its Subsidiaries required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of the Parent ended as of the above date.  Such financial statements fairly present, in all material respects, the financial condition, results of operations, stockholder’s equity and cash flows of the Parent and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.]

4.             Based on my knowledge, the financial statements do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the financial statements.

5.             The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Parent and its Subsidiaries during the accounting period covered by the financial statements referred to in this Certificate.

6.             A review of the activities of the Parent and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Parent and its Subsidiaries performed and observed all their respective Obligations under the Loan Documents, and

[select one:]

[each of the Loan Parties performed and observed each covenant and condition of the Loan Documents applicable to it, and no Event of Default or Default has occurred and is continuing.]

—or—

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default, its nature and status and steps implemented to correct such Default or Event of Default:]

7.             The representations and warranties of the Borrower contained in Article V of the Agreement, or which are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, including the statements in connection with which this Certificate is delivered.

8.             [Use following paragraph 8 for annual financial statements][The financial covenant analyses and information set forth on Schedules 2, 3, 4 and 5 attached hereto, demonstrating compliance with the covenants set forth in Sections 7.02(j)(v), 7.05(l), 7.13, 7.14, 7.15 and 7.16 of the Credit Agreement, are true and accurate on and as of the date of this Certificate.][Use following paragraph 8 for fiscal quarter-end financial statements] [The financial covenant analyses and information set forth on Schedules 2 and 3 attached hereto, demonstrating compliance with the covenants set forth in Sections 7.13, 7.14, 7.15 and 7.16 of the Credit Agreement, are true and accurate on and as of the date of this Certificate.]

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has signed this Certificate as of the            day of               , 20   .

GEOKINETICS, INC.

By:
Name:
	Title:	Chief Financial Officer

Schedule 1	–	Consolidated Adjusted EBITDA Calculation

Schedule 2	–	Calculations Demonstrating Compliance With Financial Covenants

Schedule 3	–	Calculations Regarding Capital Expenditures

[Schedule 4	–	Permitted Acquisitions

Schedule 5	–	Permitted Dispositions](7)

(7) Add Schedules 4 and 5 only for annual financial statements.

SCHEDULE 1

CONSOLIDATED ADJUSTED EBITDA CALCULATION

(FOR THE [FISCAL QUARTER] [FISCAL YEAR] COMMENCING         AND ENDING      )

Consolidated Adjusted EBITDA:

(1) The sum of (without duplication, including for purposes of determining Consolidated Net Income), determined on a consolidated basis for Borrower and its Subsidiaries, to the extent deducted in determining Consolidated Net Income for such period:

(a) Consolidated Net Income (or net loss)	$

(b) Consolidated Interest Expense (including amortization or write-off of debt discount)	$

(c) taxes based on income	$

(d) non-cash unrealized net losses under any permitted Swap Contracts	$

(e) Consolidated Depreciation and Amortization Expense	$

(f) Expenses related to the Transaction to the extent not capitalized	$

(g) Any one-time non-cash charges in connection with a Permitted Acquisition or permitted Investments	$

(h) Any one-time non-cash expenses or charges incurred in connection with the issuance, exercise, cancellation or appreciation of options and other equity grants in respect of Equity Interests	$

(i) To the extent decreasing consolidated net income for such period, any extraordinary items in accordance with GAAP	$

(j) other non-recurring, non-cash charges and non-cash losses in respect of unrealized currency translations, in each case, deducted in arriving at Consolidated Net Income	$

Minus

(2) The sum of:

(a) non-cash credits included in arriving at such Consolidated Net Income (or net loss)	$

(b) non-cash unrealized net gains in respect of permitted Swap Contracts	$

(c) other non-cash extraordinary gains to the extent included in calculating Consolidated Net Income	$

CONSOLIDATED ADJUSTED EBITDA
$

SCHEDULE 2

CALCULATIONS DEMONSTRATING COMPLIANCE

WITH FINANCIAL COVENANTS

1.     Total Leverage Ratio (Section 7.13 of the Credit Agreement)

(i)   Consolidated Total Debt of the Parent and its Subsidiaries (determined on a consolidated basis in accordance with GAAP but excluding the effect of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transaction or any Permitted Acquisition) as of the last day of the Test Period, consisting of the sum of:

(a) Indebtedness for borrowed money	$

(b) obligations in respect of Capitalized Leases	$

(c) debt obligations evidenced by promissory notes or similar instruments	$

[Exclude Indebtedness in respect of (i) all letters of credit except (x) to the extent of unreimbursed amounts thereunder and (y) in respect of the L/C Exposure of any Defaulting Lender to the extent not Cash Collateralized, (ii) Parent’s Series C Preferred Stock and any other Equity Interest or hybrid security of the Parent that is determined to constitute Indebtedness in accordance with GAAP and (iii) obligations under Swap Contracts.]

Consolidated Total Debt [(a) + (b) + (c)]	$

(ii) Consolidated Adjusted EBITDA for the Test Period ending on the computation date (per Schedule 1)	$

(iii) Total Leverage Ratio (i)/(ii):	. :1.00

(iv) Total Leverage Ratio not to be greater than:

Fiscal Quarter Ending	Total Leverage Ratio
June 30, 2010	3.95:1.00
September 30, 2010	3.00:1.00
December 31, 2010	2.75:1.00
March 31, 2011 and thereafter	2.50:1.00

2.     Interest Coverage Ratio (Section 7.14 of the Credit Agreement)

(i) Consolidated Adjusted EBITDA for the Test Period as of the computation date (per Schedule 1):	$

(ii) Consolidated Interest Expense for the Test Period ((a) minus (b)):	$

(a) consolidated cash interest expense of the Borrower and its Subsidiaries, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income

[include (i) all cash commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (ii) the cash interest component of Capitalized Lease Obligations, and (iii) net cash payments, if any, made (less net payments, if any, received) pursuant to interest rate obligations under any Swap Contracts with respect to Indebtedness]

[exclude (i) penalties and interest relating to taxes, (ii) any additional cash interest owing pursuant to any registration rights agreement with respect to securities, (iii) any expensing of bridge, commitment and other financing fees, (iv) any interest expense associated with the Parent’s Series C Preferred Stock or any other Equity Interest or hybrid security that is determined to constitute Indebtedness in accordance with GAAP and (v) any accretion of accrued and unpaid interest on discounted liabilities]

$

(b) cash interest income	$

(iii) Interest Coverage Ratio (i)/(ii):	. 1.00

(iv) Interest Coverage Ratio not to be less than 2.50:1.00

3.     Fixed Charge Coverage Ratio (Section 7.15 of the Credit Agreement)

1.	Consolidated Adjusted EBITDA for the Test Period (per Schedule 1)	$

2.	Maintenance Capital Expenditures for the Test Period	$

3.	Cash tax payments for the Test Period	$

4.	Consolidated Interest Expense for subject period (per item 2(ii) of Interest Coverage Ratio calculation above)	$

5.	Scheduled repayments of principal amounts of Indebtedness for such Test Period whether or not actually paid during such Test Period	$

6.	Fixed Charge Coverage Ratio [{1 - (2 + 3)} / (4 + 5 )]:	: 1.00

7.	Actual Ratio not to be less than:

Fiscal Quarter Ending	Total Leverage Ratio
June 30, 2010	1.25:1.00
September 30, 2010 and thereafter	1.50:1.00

SCHEDULE 3

CALCULATIONS REGARDING CAPITAL EXPENDITURES

Capital Expenditures (Section 7.16 of the Credit Agreement)

(i) Capital Expenditures for the Test Period [any Capital Expenditures related to the prefunded amount of any investment in a multi-client data acquisition program shall be excluded from the calculation of Capital Expenditures if such multi-client program is at least 75% prefunded at the time that surveying commences for such program, provided that the non-prefunded amount of any such multi-client program shall not exceed $5,000,000 in the aggregate for any such program]:

$

(ii) Capital Expenditures as of the last day of the immediately preceding Fiscal Quarter (or $0 in the case of a test Period which is the first Fiscal Quarter of a Fiscal Year):	$

(iii) Capital Expenditures permitted for the current Fiscal Year:	$150,000,000

(iv) Excess Amount carryover, if any, from the prior Fiscal Year:(1)	$

(v) Total permitted Capital Expenditures (sum of (iii) and (iv))	$

(1) 100% of the Excess Amount from the immediately preceding fiscal year, to the extent it has not already been expended.

SCHEDULE 4

PERMITTED ACQUISITIONS

Permitted Acquisitions made during the current Reporting Period pursuant to the definition of Permitted Acquisitions:

[Date]     [Acquisition]        [Amount]

[Date]     [Acquisition]        [Amount]

(a) Consideration Paid:

Aggregate total consideration paid in respect of all acquisitions made after the Closing Date:        $

Maximum Permitted: $50,000,000 in the aggregate

(b) Available domestic unrestricted cash (determined in accordance with GAAP), together with undrawn amounts under the Revolving Credit Facility after giving effect to the Permitted Acquisitions:        $

Minimum Required:     $10,000,000

(c) Pro Forma Compliance:  After giving Pro Forma Effect to the Permitted Acquisitions, Borrower is in pro forma compliance with the Financial Covenants set forth in Section 7.13 (Total Leverage Ratio) and Section 7.14 (Interest Coverage Ratio):    Yes   No

SCHEDULE 5

PERMITTED DISPOSITIONS

[Date]     [Disposition]         [Amount]

[Date]     [Disposition]         [Amount]

Consideration Paid:

(i)        Aggregate fair market value of Dispositions made pursuant to Section 7.05(l):   $

Maximum Permitted:    $10,000,000

Purchase price paid to the Borrower or such Subsidiary for such Disposition shall be no less than the fair market value of such asset at the time of such sale.

(ii)       Amount actually received as cash consideration:     $

Percentage of Disposition consideration received as cash:         %

[To be not less than 75%]

EXHIBIT E

FORM OF

ASSIGNMENT AND ASSUMPTION

Reference is made to the Credit Agreement dated as of February 12, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein, unless otherwise defined herein, being used herein as therein defined) among Geokinetics Holdings USA, Inc., as Borrower, the Lenders party thereto, Royal Bank of Canada, as Collateral Agent and Administrative Agent for the Lenders and RBC Capital Markets, as Sole Lead Arranger and Bookrunner.

The Assignor referred to on the signature page attached hereto (the “Assignor”) and the Assignee referred to on the signature page attached hereto (the “Assignee”) agree with respect to all information relating to it and its assignment hereunder and on Schedule 1 hereto as follows:

(1)           The Assignor hereby irrevocably sells and assigns, without recourse except as to the representations and warranties made by it herein, to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the [Revolving Credit Facility][Letter of Credit Facility] specified on Schedule 1 hereto.

(2)           The Assignor: (i) represents and warrants that its name set forth on Schedule 1 hereto is its legal name, that it is the legal and beneficial owner of the interest or interests being assigned by it hereunder and that such interest or interests are free and clear of any lien, encumbrance or other adverse claim; (ii) has the full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated thereby; (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; and (v) attaches the Note or Notes, if any, held by the Assignor and requests that the Administrative Agent exchange such Note or Notes for an amended and restated Note payable to the order of the Assignee in an amount equal to the Commitments and/or Loans assumed by the Assignee pursuant hereto or new Notes payable to the order of the Assignee in an amount equal to the Commitments and/or Loans assumed by the Assignee pursuant hereto and the Assignor in an amount equal to the Commitments and/or Loans retained by Assignor under the Credit Agreement.

(3)           The Assignee: (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 6.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (ii) has the full power and authority, and has taken all actions necessary to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement; (iii) agrees that it will, independently and without reliance upon any Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) represents and warrants that its name set forth on Schedule 1 hereto is its legal name; (v) confirms that it is an Eligible Assignee; (vi) appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (vii) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; (viii) attaches any U.S. Internal Revenue Service forms required under Section 3.01 of the Credit Agreement; (ix) it has the capacity to make Revolving Credit Loans in Dollars; and (x) it will perform all of the obligations which by the terms of the Loan Documents shall be performed by a Lender.

(4)           Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent.  The effective date for this Assignment and Assumption (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent.

(5)           Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (i) such Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and (ii) such Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement (other than its rights and obligations under the Loan Documents that are specified under the terms of such Loan Documents to survive the payment in full of the Obligations of the Loan Parties under the Loan Documents to the extent any claim thereunder relates to an event arising prior to the Effective Date of this Assignment and Assumption) and, if this Assignment and Assumption covers all of the remaining portion of the rights and obligations of such Assignor under the Credit Agreement, such Assignor shall cease to be a party thereto.

(6)           Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the other Loan Documents in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to such Assignee.  Such Assignor and such Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the other Loan Documents for periods prior to the Effective Date directly between themselves.

(7)           This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

(8)           This Assignment and Assumption may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Assignment and Assumption by facsimile or an electronic transmission of a .pdf copy thereof shall be effective as delivery of an original executed counterpart of this Assignment and Assumption.

IN WITNESS WHEREOF, each Assignor and each Assignee have caused this Assignment and Assumption to be executed by their officers thereunto duly authorized as of the date specified thereon.

, as Assignor
[Type or print legal name of Assignor]

By
Name:
Title:

Dated: , 20

, as Assignee
[Type or print legal name of Assignee]

By
Name:
Title:

Dated: , 20
Applicable Lending Office:

[ , as L/C Issuer]
[Type or print legal name of [L/C Issuer](9)

By
Name:
Title:

Dated: , 20
Applicable Lending Office:

(9) Consent of L/C Issuer required in respect of assignments of Revolving Credit Facilities.

Accepted [and Approved] this
Day of , 20

ROYAL BANK OF CANADA,
as Administrative Agent

By
Name:
Title:

[Approved this day
of , 20

GEOKINETICS HOLDINGS USA, INC.

By
Name:
Title:](10)

(10)        Consent of Borrower required in respect of assignments of Revolving Credit Commitments, unless (1) to a Lender, an Affiliate of a Lender, an Approved Fund relating thereto, (2) a Default has occurred and is continuing, any Assignee or (3) prior to the completion of the primary syndication of the Revolving Credit Facility.

[Approved this day
of , 20

[NAME OF ISSUING BANK]

By
Name:
Title:]

SCHEDULE 1
TO
ASSIGNMENT AND ASSUMPTION

Revolving Credit Facility
Percentage interest assigned		%		%		%		%		%
Revolving Credit Commitment assigned	$		$		$		$		$
(1)Aggregate outstanding principal amount of Revolving Credit Loans assigned	$		$		$		$		$
Letter of Credit Facility
(2)Letter of Credit Commitment assigned	$		$		$		$		$

(1)           Except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment or Revolving Credit Loans, the amount of the Revolving Credit Commitment or Revolving Credit Loans of the assigning Lender subject to each such assignment shall not be less than $1,000,000 unless the Borrower and the Administrative Agent otherwise consent, provided, that, (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any.

(2)           The L/C Issuer may assign to one or more Eligible Assignees all or a portion of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time, subject to the terms and conditions of Section 11.07(c) of the Credit Agreement.